Exhibit 99.1

RISK FACTORS

Our operations and financial results are subject to various risks and uncertainties, including those described below. The risks and uncertainties described below are not the only ones we face. The risks and uncertainties described below are those that we currently believe may materially impact the Company, but they are not the only ones we face. Additional risks not presently known or are currently deemed immaterial could also materially and adversely affect our financial condition, results of operations, business and prospects.

Unless otherwise noted or unless the context otherwise requires, the terms “we,” “us,” “our,” the “Company” and “GWG” refer to GWG Holdings, Inc. together with its wholly owned direct or indirect subsidiaries. In instances where we refer emphatically to “GWG Holdings” or “GWG Holdings, Inc.,” or where we refer to a specific subsidiary of ours by name, we are referring only to that specific legal entity. Capitalized terms not otherwise defined below have the meaning ascribed to such terms in our Prospectus Supplement No. 7 filed with the Securities and Exchange Commission (the “SEC” on August 7, 2019 pursuant to Rule 424(b)(3) promulgated under the Securities Act of 1933, as amended.

Risks Relating to Our Company

We have a relatively limited history of operations, a history of net losses, and our future earnings, if any, and cash flows may be volatile, resulting in uncertainty about our ability to service and repay our debt when it comes due, redeem preferred stock when requested and uncertainty about our prospects generally.

We are a company with a relatively limited operating history, which makes it difficult to accurately forecast our earnings and cash flows. We incurred a net loss attributable to common shareholders of $136.1 million and $33.3 million in the years ended December 31, 2018 and 2017, respectively. Our lack of a significant history and the evolving nature of the market in which we operate make it likely that there are risks inherent to our business that are yet to be recognized by us or others, or not fully appreciated, and that could result in us suffering further losses. As a result of the foregoing, an investment in our securities necessarily involves uncertainty about the stability of our operating results, cash flows and, ultimately, our ability to service and repay our debt and our prospects generally. In addition, any volatility in our operating results we experience may adversely affect the market price of our common stock.

Our indebtedness could adversely affect our financial condition and may otherwise adversely impact our business operations. We and our subsidiaries may incur additional indebtedness, including secured indebtedness.

As of March 31, 2019, we had $1,270 million of indebtedness outstanding. Our indebtedness could have significant effects on our business and the holders of the Notes. For example, it could:

•        require us to use a substantial portion of our cash flow from operations to service our indebtedness, which would reduce the available cash flow to fund acquisitions of alternative investments, working capital and other general corporate purposes;

•        require payments of principal and interest that may be greater than our cash flow from operations;

•        force us to dispose of life insurance policies or other investments, possibly on disadvantageous terms, to make payments on our debt;

•        increase our vulnerability to general adverse economic and industry conditions;

•        limit our flexibility in planning for, or reacting to, changes in our business and the industry in which we operate;

•        restrict us from exploiting other business opportunities;

•        make it more difficult for us to satisfy our obligations; and

•        place us at a competitive disadvantage compared to our competitors that have less debt.

In addition, as of March 31, 2019, we had approximately $146.9 million of borrowings outstanding under our amended and restated credit facility with LNC Corporation, that bore interest at variable rates. If interest rates increase significantly, our ability to borrow additional funds may be reduced and the risk related to our indebtedness would intensify.

In addition, most of our current debt is, and we anticipate that much of our future debt will be, non-amortizing and payable in balloon payments. Therefore, we will likely need to refinance at least a portion of that debt as it matures. There is a risk that we may not be able to refinance debt maturing in future years or that the terms of any refinancing will not be as favorable as the terms of the then-existing debt. If principal payments due at maturity cannot be refinanced, extended or repaid with proceeds from other sources, such as new equity capital or sales of facilities, our cash flow may not be sufficient to repay all maturing debt in years when significant balloon payments come due. Additionally, we may incur significant penalties if we choose to prepay the debt.

We critically rely on debt financing for our business. Any inability to borrow could adversely affect our business operations, our ability to satisfy our debt-payment obligations and, ultimately, our prospects and viability.

To date, we have chosen to finance our business principally through the issuance of debt, including debt incurred by our subsidiary GWG DLP Funding IV, LLC (“DLP IV”) under our amended and restated senior credit facility with LNV Corporation (see Note 8 to our consolidated financial statements in our Quarterly Report on Form 10-Q for the quarter ended March 31, 2019 filed with the SEC on August 5, 2019), our L Bonds and Seller Trust L Bonds. Our amended and restated senior credit facility with LNV Corporation is secured by all of the assets of DLP IV, has a maximum amount of $300 million, and the outstanding balance at March 31, 2019 was approximately $146.9 million. Obligations under the amended and restated senior credit facility with LNV Corporation have a maturity date of September 27, 2029. Our L Bonds and Seller Trust L Bonds have scheduled maturities as indicated below in the risk factor “If a significant number of holders . . . .” Our debt facilities and offerings are the most important sources of financing on which our business continues to critically rely to grow and maintain our exposure to alternative assets — which include our portfolio of life insurance policies and our investments in Beneficient — as well as service existing debt.

Our business model is based on the acquisition of alternative assets financed primarily through debt financing. These alternatives assets are typically long-term and may not produce cash flow for an extended period of time. For example, we do not receive cash in respect of acquired life insurance policies until the insured individual dies. The resulting asset/liability mismatch can result in a liquidity shortage if we are unable to renew maturing short term debt or secure suitable additional financing. In such a situation, we could be forced to sell assets at less than optimal (distressed) prices. We thus rely on continued access to financing to enable us to grow our exposure to alternative assets and to pay the attendant premiums and costs of maintaining the life insurance portfolio, all while satisfying our current interest and principal repayment obligations under our amended and restated senior credit facility with LNV Corporation, L Bonds and Seller Trust L Bonds and our dividend obligations on our preferred stock. Proceeds from life insurance policies that have been pledged to our amended and restated senior credit facility with LNV Corporation will first be applied, as determined by such agreement governing the amended and restated senior credit facility with LNV Corporation. Accordingly, until we achieve sufficient cash flows derived from our portfolio of life insurance policies, we expect to rely on advances from our amended and restated senior credit facility with LNV Corporation and proceeds from our L Bond offering to satisfy our ongoing financing and liquidity needs. Likewise, until interest and dividends from our investments in Beneficient reach a significant size to service our various debt obligations, we expect to rely on advances from our amended and restated senior credit facility with LNV Corporation and proceeds from our L Bond offering for these amounts.

Continued access to financing and liquidity under the amended and restated senior credit facility with LNV Corporation (other than premium payments on existing policies pledged thereto), the offering of our L Bonds, or otherwise is not guaranteed. Due to our failure to deliver GWG Life audited financial statements for 2018 to LNV Corporation within 90 days after the end of the year and the failure to deliver GWG Life unaudited financial statements within 45 days after March 31, 2019, we were in violation of our debt covenants under our amended and restated senior credit facility with LNV Corporation. CLMG Corp., as administrative agent for LNV Corporation, issued a forbearance extending the delivery of these reports to July 22, 2019. Although the covenant violations were cured during the forbearance period, until we regained compliance with our debt covenants, we were prohibited from making advances under the amended and restated senior credit facility, and we were not entitled to any excess amounts received from policies pledged under the amended and restated senior credit facility. See “An inability to obtain accurate and timely financial information from Beneficient may prevent us from complying with reporting obligations under federal securities law ….” In addition, general economic conditions could limit our access to financing, as could regulatory or legal pressures exerted on us, our financiers, or those involved in the procurement of financing such as brokers, dealers, and registered investment advisors. If we are unable to borrow under the amended and restated senior credit facility with LNV Corporation or otherwise for any reason, or to renew or replace the amended and restated senior credit facility with LNV Corporation when it comes due, or if we are forced to discontinue our L Bond offering for any significant length of time and for any reason, our business would be adversely impacted and our ability to service and repay our debt obligations would be compromised, thereby negatively affecting our business prospects, the value of our common stock and perhaps our viability.

We may not be able to raise the capital that we are seeking from our securities offerings and may be unable to meet our overall business objective of growing and diversifying our alternative asset exposure.

The offer and sale of our L Bonds is the principal means by which we intend to raise funds needed to meet our business and financial goals. However, if we are unable to continue to do so for any reason, we may be unable to meet our goals. If actual cash flows from our portfolio of life insurance policies do not occur as we have forecasted, which has thus far been the case, we could be forced to sell our investments in life insurance policies in order to service or satisfy our debt-related obligations. Likewise, if our investments in Beneficient do not perform as we have projected, we could be forced to sell such investments in order to service or satisfy such debt-related obligations. Presently, none of our material investments (life insurance policies and investments in Beneficient) are supported by liquid secondary markets and our investments in Beneficient contain transfer restrictions. If we are forced to sell any material amount of these investments, we may be unable to sell them at prices we believe are optimal or at or above the carrying value of such investments, particularly if our sale of policies occurs at a time when we are (or are perceived to be) in distress. In any such event, our business and the value of our securities would likely be materially and adversely impacted.

We depend upon cash distributions from our subsidiaries, and contractual restrictions on distributions to us or adverse events at one of our operating subsidiaries could materially and adversely affect our ability to pay our debts, redeem preferred stock when requested and continue operating our business.

GWG Holdings, Inc. is a holding company. As a holding company, we conduct our operations through operating subsidiaries, and as such our most significant assets are cash, our financing receivable from Beneficient and our ownership interests in our subsidiaries, controlled affiliates and equity investees, which includes our investment in Beneficient. Accordingly, our ability to meet our obligations, including our debt-related and dividend-payment obligations, materially depends upon the ability of our subsidiaries to distribute cash to us. In this regard, the ability of our subsidiaries to distribute cash to us is, and will continue to be, restricted by certain negative covenants in the agreement governing our senior credit facility. If any of these limitations were to materially impede the flow of cash to us, our ability to service and repay our debt, including obligations under the L Bonds and Seller Trust L Bonds, and make cash dividend payments to holders of our preferred stock would be materially and adversely affected. In addition, any adverse corporate event at the subsidiary level, such as a declaration of bankruptcy, liquidation or reorganization or an event of default under our senior credit facility, could adversely affect the ability of our subsidiaries to distribute cash to us, and thereby materially and adversely affect our ability to service and repay our debt and make cash dividend payments, and negatively impact our ability to continue operations.

The collateral granted as security for our obligations under the L Bonds and Seller Trust L Bonds may be insufficient to repay the indebtedness upon an event of default.

GWG Holdings (the issuer of the L Bonds and Seller Trust L Bonds) and GWG Life (the guarantor of obligations under the L Bonds and Seller Trust L Bonds, and the wholly owned subsidiary of GWG Holdings) have each granted a security interest in substantially all of their respective assets to serve as collateral security for obligations under the L Bonds and Seller Trust L Bonds. Importantly, DLP IV, a wholly owned subsidiary of GWG Life, owns a substantial number of our life insurance policies, 62.6% of the face value of our life insurance portfolio as of March 31, 2019, and is the borrower under our amended and restated senior credit facility with LNV Corporation. As the borrower under that amended and restated senior credit facility with LNV Corporation, all of its assets — including all of its life insurance policy assets — serve as collateral for our obligations under the facility.

Because of the fact that a substantial number of our life insurance assets are held in our DLP IV subsidiary (approximately 62.6% of face amount as of March 31, 2019), and all of those life insurance assets serve as collateral security first for our obligations under our amended and restated senior credit facility with LNV Corporation, then on a pari passu basis for our L Bonds and Seller Trust L Bonds, holders of L Bonds and Seller Trust L Bonds risk the possibility that the collateral security granted in our life insurance policies and our investments in Beneficient to secure our obligations under the L Bonds and Seller Trust L Bonds may be insufficient to repay holders upon an event of default. Furthermore, while the indenture governing the L Bonds and the Seller Trust L Bonds limits the amount of debt relative to a measure of asset coverage we and our subsidiaries can incur, the indenture permits us and our subsidiaries to incur additional secured debt (subject to the debt coverage ratio) that may be senior to the L Bonds and Seller Trust L Bonds.

Furthermore, the life insurance policies and our investments in Beneficient to secure our obligations under the L Bonds and Seller Trust L Bonds are illiquid investments. The book value of those assets as reflected on our financial statements are based on numerous assumptions and do not necessarily reflect the current market price for those assets, especially in the event of a bulk or distressed sale. Furthermore, a substantial majority of the net assets of Beneficient are currently represented by intangible assets and goodwill and, as such, we believe substantially all of our equity method investment in Beneficient is characterized as equity method goodwill as of March 31, 2019. Some or a substantial portion of the proceeds from L Bond sales may be used to make investments in Beneficient. Because these advances may be used by Beneficient for working capital purposes and to repay indebtedness, such investments may not increase the tangible assets securing the L Bonds. If the trustee for the L Bonds were forced to sell all or a portion of the collateral securing them, there can be no assurance that the trustee would be able to sell them for the prices at which we have recorded them, and the trustee might be forced to sell them at significantly lower prices.

If a significant number of holders of our L Bonds and Seller Trust L Bonds demand repayment of those instruments upon maturity instead of renewing them, and at such time we do not have sufficient capital on hand to fund those repayments (and do not otherwise have access to sufficient capital), we may be forced to liquidate some of our life insurance policies or other assets, which could have a material and adverse impact on our results of operation and financial condition.

As of December 31, 2018, we had approximately $662.2 million in principal amount of L Bonds outstanding (excluding Seller Trust L Bonds). Since we first issued our L Bonds, we have experienced $506.1 million in maturities, of which $297.5 million has renewed for an additional term, as of December 31, 2018. This has provided us with an historical renewal rate of approximately 58.8% for investments in our L Bonds. Future contractual maturities of L Bonds (excluding Seller Trust L Bonds) as of December 31, 2018 are as follows:

Years Ending December 31,	L Bonds
2019	$144,627,000
2020	160,035,000
2021	117,230,000
2022	43,794,000
2023	73,646,000
2024	33,782,000
Thereafter	89,038,000
$662,152,000

As of December 31, 2018, we had approximately $366.9 million in principal amount of Seller Trust L Bonds outstanding. The Seller Trust L Bonds have a contractual maturity in August 2023; however, the holders have the ability to exercise a put to require redemption beginning in 2021. Under the Supplemental Indenture for the Seller Trust L Bonds due 2023, in the event of a redemption request, including maturity, by the holders of the Seller Trust L Bonds, GWG in its sole discretion has the ability to satisfy the principal in the form of cash, a pro rata portion of (i) the outstanding principal amount and accrued and unpaid interest under the Commercial Loan Agreement (as defined below) with BEN LP and (ii) BEN LP common units, or a combination of cash and such property.

If investors holding existing indebtedness which matures do not elect to renew their investments and we do not at such time have or have access to sufficient capital to repay the indebtedness, then we may need to liquidate some of our life insurance policies or other assets earlier than anticipated. In such an event, we may be unable to sell those policies or other assets at prices we believe are fair or otherwise appropriate and such sales could have a material and adverse impact on our results of operations and financial condition. See also “We may not be able to raise the capital that we are seeking . . . .”

Subordination provisions contained in the indenture will restrict the ability of the trustee or the L Bond or Seller Trust L Bond holders to enforce their rights against us under the indenture, including the right to payment on the L Bonds, if a default then exists under a senior credit facility.

The L Bonds and Seller Trust L Bonds will be subordinate in right of payment to any claims of our senior lender under the amended and restated senior credit facility with LNV Corporation. In this regard, subordination provisions limiting the right of L Bond and Seller Trust L Bond holders to enforce their rights are contained in the indenture. These provisions include:

•        a prohibition on challenging any enforcement action taken by a senior lender, or interfering with any legal action or suits undertaken by a senior lender, against us and our affiliates;

•        a 180-day standstill period during which there may not be brought any action against us or our affiliates to enforce rights respecting collateral unless our amended and restated senior credit facility with LNV Corporation has been repaid in full, which period may be extended if the senior lender takes action during such standstill period; and

•        a prohibition on filing a bankruptcy or insolvency case against us or our affiliates for at least one year plus one day after any senior lender has been paid in full.

In the event of a default on a senior credit facility, the indenture prohibits us from making any payment, direct or indirect (whether for interest, principal, as a result of any redemption or repayment at maturity, on default, or otherwise), on the L Bonds, Seller Trust L Bonds and any other indebtedness unless and until: (i) the default respecting the senior credit facility has been cured or waived or has ceased to exist; or (ii) in the case of a non-payment default that permits a senior lender to declare as due and payable all amounts owing under a senior credit facility (but where that senior lender has not yet so declared amounts as being due and payable), the end of the period commencing on the date the trustee receives written notice of default from the senior lender and ending on the earliest of (1) our discharge of the default (or other cure), (2) the trustee’s receipt of a valid waiver of default from the senior lender, or (3) a written notice from the senior lender terminating the payment prohibition.

During any payment prohibition period, neither the holders of the L Bonds, the Seller Trust L Bonds, nor the trustee will have the right, directly or indirectly, to sue to enforce the indenture or the L Bonds or Seller Trust L Bonds. Other provisions of the indenture do permit the trustee to take action to enforce the payment rights of L Bond and Seller Trust L Bond holders after 179 days have passed since the trustee’s receipt of notice of default from a senior lender, but in such case any funds paid as a result of any such suit or enforcement action shall be applied toward the senior credit facility until the facility is indefeasibly paid in full before being applied to the L Bonds and Seller Trust L Bonds.

These subordination provisions present the risk that, upon any default by us on obligations owed to our senior lender, the holders of the L Bonds and Seller Trust L Bonds will be unable to enforce their rights to payment.

If the 180-day standstill period noted above, or any other limitation on the rights of the trustee or L Bond and Seller Trust L Bond holders to assert their rights to payment of principal or interest under the indenture, is ultimately determined to conflict with provisions of the Trust Indenture Act of 1939 (most notably sections 316(b) and 317(a) of that Act), then the trustee, as well as any holder who shall not have earlier consented to such subordination provisions, will (notwithstanding such provision contained in the indenture) be authorized to institute a lawsuit for the enforcement of any payment of principal or interest after their respective due dates.

A failure to maintain compliance with the covenants under our amended and restated senior credit facility with LNV Corporation and the indenture governing the L Bonds and Seller Trust L Bonds may have a material adverse effect on our ability to continue our business operations.

We are subject to various covenants under our amended and restated senior credit facility with LNV Corporation, including requirements to timely deliver financial statements to LNV Corporation (our senior lender). Due to our failure to deliver GWG Life audited financial statements for 2018 to LNV Corporation within 90 days after the end of the year and the failure to deliver GWG Life unaudited financial statements within 45 days after March 31, 2019, we were in violation or our debt covenants. CLMG Corp., as administrative agent for LNV Corporation, issued a forbearance extending the delivery of these reports to July 22, 2019. The covenant violations were cured during the forbearance period and we are in compliance with the debt covenants as of the date of the report to which these risk factors are attached. A failure to timely deliver required financial statements to LNV Corporation in the future or any other default under the credit facility may result in termination of the credit facility absent a similar extension of such period. We may be unable to repay outstanding amounts under this credit facility unless we are able to replace it with another facility or otherwise obtain capital from other sources, in which case LNV Corporation could elect to foreclose on the life insurance assets held in our DLP IV subsidiary that serve collateral security.

Under the indenture governing the L Bonds and Seller Trust L Bonds, as amended on March 27, 2018, we are subject to various financial and non-financial covenants, including a maximum debt coverage ratio. As of December 31, 2018, we were in compliance with all of our covenants; however, there can be no assurance that we will be able to comply with all of our financial and non-financial covenants in the future. A failure to comply with these covenants could cause us to be in default of the indenture governing the L Bonds and Seller Trust L Bonds and indenture trustee, acting on behalf of the holders of our L Bonds and Seller Trust L Bonds, would be within its rights to accelerate the maturity dates of any amounts owed on our L Bonds and Seller Trust L Bonds. If we were unable to repay outstanding amounts, either using current cash reserves or another source of capital, the indenture trustee would have the right, subject to the subordination provisions in the indenture, to foreclose on our assets and the assets of GWG Life (including GWG Life’s equity in DLP IV), which serve as collateral for our L Bonds and Seller Trust L Bonds. If we are required to seek other sources of financing in order to satisfy our obligations under our amended and restated senior credit facility with LNV Corporation, our L Bonds or Seller Trust L Bonds, such other sources of capital may be unavailable to us on terms acceptable to us or at all. As a result, failure to comply with the covenants under our debt arrangements would have a material and adverse impact on our ability to continue our business operations.

The debt coverage ratio, designed to provide some assurance to the holders of the L Bonds and Seller Trust L Bonds that the value of our total assets exceeds our total interest-bearing obligations, values our life insurance policy assets, which represent 50% of our total assets as of December 31, 2018, in a manner that may not be representative of the amount we would actually receive upon a sale of those assets.

Under the indenture governing the L Bonds and Seller Trust L Bonds, as amended on March 27, 2018, the maximum amount of L Bonds and Seller Trust L Bonds we may issue at any time is limited to an amount such that our debt coverage ratio does not exceed 90%. This limitation is designed to provide some basis to ensure that the net present value of policy benefits from our life insurance assets, plus the carrying value of our other assets (including our investments in Beneficient), will be sufficient to meet our obligations to our L Bond and Seller Trust L Bond holders. Expressed as a percentage, the debt coverage ratio is calculated as the ratio of (i) the total amounts outstanding on interest-bearing debt over (ii) the net present asset value of all life insurance assets we own, plus any cash and cash equivalents held in our accounts, policy benefit receivables and, without duplication, the value of all other assets of the Company, primarily our investments in Beneficient, as reflected on our most recently available balance sheet prepared in accordance with GAAP. For this purpose, the net present asset value of our life insurance assets is calculated as the present value of the life insurance portfolio’s expected future cash flows discounted at the weighted-average interest rate of the interest-bearing indebtedness for the previous month.

Although the debt coverage ratio is designed to provide some basis to ensure that our assets will be sufficient to meet our obligations to the holders of L Bonds and Seller Trust L Bonds, the “net present value” of our life insurance assets used in the debt coverage ratio is not the same as the GAAP “fair value” of those assets on our balance sheet. Accordingly, the “net present value” and the “fair value” of our life insurance assets may be different and as a result the debt coverage ratio is not informative of the amount we and holders of L Bonds and Seller Trust L Bonds would actually receive if we were forced to sell or liquidate our life insurance related assets. Furthermore, any sale or liquidation of all or a significant portion of our life insurance policies or investments in Beneficient would include significant transactional costs. See “— The collateral granted as security for our obligations under the L Bonds and Seller Trust L Bonds may be insufficient to repay the indebtedness upon an event of default.” As a result, our mere compliance with the debt coverage ratio in the indenture will not guarantee that the value of our life insurance assets plus the value of our investments in Beneficient, if sold or liquidated, would in all cases exceed the amount of our obligations to the holders of L Bonds and Seller Trust L Bonds.

The loss of the services of our key employees, or the failure to attract additional key individuals, would materially adversely affect our business operations and prospects.

Our success and viability are dependent to a significant extent upon our ability to attract and retain qualified personnel in all areas of our business, especially our sales, policy acquisition, and financial management team. If we were to lose the members of these service teams, we would need to replace them with qualified individuals in a timely manner or our business operations and prospects could be adversely impacted.

We have the discretion to purchase assets through different subsidiaries, and to transfer assets among our subsidiaries. Any decision to purchase or hold title to assets in one subsidiary, as opposed to a different subsidiary, may affect the value of collateral security for our debts.

We may at our discretion direct the purchase of life insurance policies and other assets by, and the sale of life insurance policies and other assets amongst, different subsidiaries of GWG Holdings. Purchases of assets in, or movements of assets amongst, different subsidiaries could affect the value of the collateral security for obligations under the L Bonds and Seller Trust L Bonds. For example, purchases through, or transfers of life insurance policies to, DLP IV would cause the policies acquired or transferred to become collateral for our amended and restated senior credit facility with LNV Corporation, whereas purchases through, or transfers of life insurance policies to, GWG Life would cause the policies acquired by GWG Life to become collateral for the L Bonds and Seller Trust L Bonds. Accordingly, purchases of assets through, or transfers of assets to, different subsidiaries may affect the value of collateral security for different classes of holders of our debt.

Being a public company is expensive and could adversely affect our ability to attract and retain qualified officers and directors.

We have been a public reporting company since January 31, 2012. As such, we are subject to the reporting requirements of the Securities Exchange Act of 1934. These requirements generate significant accounting, legal, and financial compliance costs, and make some activities more difficult, time consuming or costly than they would otherwise be, and may place significant strain on our personnel and resources. These rules and regulations applicable to public companies, and the risks involved in serving as an officer or director of a public company, may also make it more difficult and expensive for us to obtain director and officer liability insurance, and to recruit and retain qualified officers and directors.

Changes in general economic conditions could adversely impact our business.

Changes in general economic conditions, including, for example, interest rates, investor sentiment, changes specifically affecting competition, technological developments, political and diplomatic events, tax laws, and other factors not known to us today, can substantially and adversely affect our business and prospects. For example, changes in interest rates may increase our cost of capital and ability to raise capital and have a corresponding adverse impact on our operating results. While we may engage in certain hedging activities in the future to mitigate the impact of rising interest rates, none of these risks are or will be within our control.

We are dependent on our information systems for our financial reporting, policy-related databases, communications and other functions. If our information systems fail or experience major interruptions, including those relating to cybersecurity or arising from cyber-attacks, our business and our financial results could be adversely affected.

We rely on our information systems to effectively manage our operational and financial functions. Our computer systems, Internet web sites, telecommunications, and data networks are also vulnerable to damage or interruption from power loss, natural disasters and attacks from viruses or hackers, including cybersecurity threats and incidents. Global cybersecurity threats and incidents can range from uncoordinated individual attempts to gain unauthorized access to information technology systems to targeted measures directed at us, our databases, policies, and/or the subjects of acquired policies. Although we utilize various procedures and controls to attempt to mitigate our exposure to these risks, attacks are evolving and unpredictable and we cannot guarantee that any risk prevention measures implemented will be successful. System failures or interruptions, including those relating to cybersecurity or arising from cyber-attacks, could breach the security of the personal information of the subjects of the acquired policies and could adversely affect our reputation, business, financial condition, and operating results.

We may in the future rely, in part, on new and unproven technology as part of our life insurance policy underwriting processes. If the mortality predictions we obtain through use of this technology proves inaccurate, our results of operation and financial condition could be materially and adversely affected.

In the future we may rely on new epigenetic-based technology that we believe may be applied to assist us with the mortality predictions in the course of underwriting and valuing life insurance policies. This technology, however, has not yet been commercially applied in the manner we envision, and it is possible that we will be unable to obtain more accurate mortality predictions through its use. It is also possible that the mortality predictions we obtain through use of epigenetic-based technology or other proprietary technology that we are developing will prove inaccurate, and perhaps materially so. In such a case, our failure to accurately forecast mortalities could have a material and adverse effect on our results of operation and financial condition, which could in turn materially and negatively affect the price of our common stock and our ability to satisfy our debts.

Any failure to protect our intellectual property rights could impair our ability to protect our proprietary technology and our brand.

If we fail to protect our intellectual property rights adequately, our competitors might gain access to our technology, and our business might be harmed. In addition, defending our intellectual property rights might entail significant expense. Any of our patents or other intellectual property rights may be challenged by others or invalidated through administrative process or litigation. Although we have U.S. patent applications pending, we may be unable to obtain patent protection for the technology covered in our patent applications. In addition, any patents issued in the future may not provide us with competitive advantages or may be successfully challenged by third parties. Furthermore, legal standards relating to the validity, enforceability and scope of protection of intellectual property rights are uncertain.

We might be required to spend significant resources to monitor and protect our intellectual property rights. We may initiate claims or litigation against third parties for infringement of our proprietary rights or to establish the validity of our proprietary rights. Any litigation, whether or not it is resolved in our favor, could result in significant expense to us and divert the efforts of our technical and management personnel.

Although we have entered into a written license agreement for the M-Panel technology, we may have difficulties preventing third parties from using that technology, and we may be required to obtain additional licenses from other parties prior to our commercial use of that technology. We are also developing our own proprietary processes, the success of which is uncertain. Difficulties we encounter in our efforts to use or develop, and protect, intellectual property may prove costly and affect our results of operation.

The M-Panel technology rights we have licensed are the subject of a non-provisional patent application filed with the U.S. Patent and Trademark Office. If the patent for the M-Panel technology ultimately were to issue, we would be legally entitled to prevent third parties from using any part of the technology that is both covered by the claims of the patent and licensed to us. If, on the other hand, no patent is ultimately granted with respect to the M-Panel technology (or the scope of claims is too narrow to afford us with meaningful protection), then we may be unable to prevent third parties from using the M-Panel technology. This outcome may severely diminish any competitive advantage we hope to obtain through our use of the M-Panel technology.

We are aware that other patent applications pending in the U.S. Patent and Trademark Office may have scopes of claims that overlap with the claims contained in the pending patent application filed with respect to the M-Panel technology. If those other patents were to issue with scopes of claims that in fact overlap with the claims in any patent application for the M-Panel technology, we would likely be required to enter into a license agreement with other third parties before we could use processes that are covered by those overlapping claims. Nevertheless, we may be unable to procure such a license and, even if we are able to procure such a license, it may prove too costly for us. Alternatively, we would ourselves be required to develop other processes that would not overlap with other patent claims. Our own development of these processes could be costly and time consuming and may ultimately prove unsuccessful.

In sum, any difficulties we encounter in our efforts to use (through a license), or develop, and ultimately protect, intellectual property from which we hope to gain a competitive advantage and enter into new insurance-related and other markets could prove costly and time-consuming enough to materially and adversely affect our results of operation.

The technology (including M-Panel technology) we own or license may subject us to claims of infringement or invalidity from third parties, and the magnitude of this risk to our business generally rises if and as we become more successful in employing and relying on the technology. Any such claims would be complex and costly, and adverse outcomes could undermine the competitive advantages we seek.

Our reliance on technology (including M-Panel technology) that we own or license will subject us to the risk that other parties may assert, rightly or wrongly, that our intellectual property rights are invalid or violate the rights of those parties, as well as the risk that our intellectual property rights will be infringed upon by third parties. Any outcome invalidating our intellectual property rights or otherwise diminishing the competitive advantages obtained, at least in part, through the use of those rights could have a material and adverse effect on our competitive position and our prospects.

Commercializing epigenetic or other technology may require significant expenses, may cause us to incur losses, and may ultimately prove ineffective or fail to create profitable business lines in the life insurance and other industries in which we may operate.

We intend to pursue new business models and business strategies in the life insurance and other industries with epigenetic or similar technology. This epigenetic technology, however, has not yet been commercially applied in the manner we envision, and it is possible that we will incur losses as a result of these efforts. It is also possible that we will be unable to effectively commercialize epigenetic or similar technology, or be unsuccessful in disrupting the life insurance industry or other industries in which we may choose to operate. One or more competitors, however, may ultimately succeed in applying technology within the industries in which we operate in a manner that provides them with a significant competitive advantage or that disrupts the marketplace. Any such outcome could have a material and adverse effect on our prospects, which could in turn materially and negatively affect the price of our common stock and our ability to satisfy our debts.

Further, although we invest in the InsurTech business overall and in research and development specifically, these activities do not guarantee that we will develop or obtain intellectual property necessary for profitable operations. Costs involved in developing and protecting rights in intellectual property may have a negative impact on our business.

Risks Related to Our Life Insurance Secondary Business and Industry

Material changes in the life insurance secondary market, a relatively new and evolving market, may adversely affect our operating results, business prospects, the value of our common stock and our ability to repay our debt obligations.

The success of our business and our ability to satisfy our debt obligations depends in large part on the continued development of the secondary market for life insurance, including the accuracy of actuarial forecasting and the solvency of life insurance companies to pay the face value of the life insurance benefits, both of which will critically impact our performance. The life insurance secondary market may be impacted by a variety of factors such as the interpretation of existing laws and regulations (including laws relating to insurable interests), the passage of new legislation and regulations, mortality improvement rates, updated actuarial methodologies, and mortality tables. Importantly, all of the factors that we believe could most significantly affect the life insurance secondary market are beyond our control. Any material and adverse change in the life insurance secondary market could adversely affect our operating results, our access to capital, the value of our common stock, our ability to repay our various debt and other obligations, and our business prospects and viability. Because of this, an investment in our securities involves greater risk as compared to investments offered by companies with more diversified business operations in more established or predictable markets.

The valuation of our life insurance policy assets on our balance sheet requires us to make material assumptions that may ultimately prove to be incorrect. If our assumptions prove incorrect, we could suffer significant losses that materially and adversely affect our results of operations.

One of our principal assets is a portfolio of life insurance policies purchased in the secondary market, comprising approximately 50% and 79% of our total assets as of December 31, 2018 and 2017, respectively. Those assets are considered “Level 3” fair value measurements under Accounting Standards Codification 820, Fair Value Measurements and Disclosures (“ASC 820”), as there is currently no active market where we are able to observe quoted prices for identical assets. As a result, our determination of “fair value” for those assets on our balance sheet incorporates significant inputs that are not observable. Fair value is defined as an exit price representing the amount that would be received if assets were sold or that would be paid to transfer a liability in an orderly transaction between market participants at the measurement date. As such, fair value is a market-based measurement determined based on the assumptions market participants would use in pricing an asset or liability. A sale of the portfolio or a portion of the portfolio in an other than orderly transaction would likely occur at less than the fair value of the respective life insurance policies.

A Level 3 fair value measurement is inherently uncertain and could create additional volatility in our financial statements that is not necessarily related to the performance of our underlying assets. As of December 31, 2018 and 2017, we estimated the fair value discount rate for our life insurance portfolio to be 8.25% and 10.45%, respectively. Life expectancy estimates are also a significant component within our fair value measurement. If in the future we determine that a higher discount rate is required to ascribe fair value to a similarly situated portfolio of life insurance policies or that life expectancy estimates materially differ from actuarial estimates and/or our projections, we could experience significant losses materially affecting our results of operations. In addition, significant losses of this nature would likely at some point cause our common stock to decline in value and cause us to be out of compliance with borrowing covenants contained in our various borrowing agreements. This could in turn result in acceleration of our amended and restated senior credit facility with LNV Corporation, L Bonds and Seller Trust L Bonds, which we may not be able to repay. As a result, we may be forced to seek additional debt or equity financing to repay such debt amounts, and additional financing may not be available on terms acceptable to us, if at all.

If we are unable to repay our debt when it comes due, then our senior lender or the holders of our L Bonds and Seller Trust L Bonds, or both, would have the right to foreclose on our assets. For further disclosure relating to the risks associated with the valuation of our assets, see the risk factors below “If actuarial assumptions we obtain from third-party providers . . . .” and “Inaccuracies in the life expectancy estimates we use for small face policies . . . .”

Actual results from our life insurance portfolio may not match our projected results, which could adversely affect our ability to service our existing portfolio and meet our debt obligations.

Our business partially relies on achieving actual results that are in line with the results we expect to attain from our investments in life insurance policy assets. In this regard, we believe that the larger the portfolio of life insurance we own, the greater the likelihood that we will achieve our expected results. To our knowledge, rating agencies generally suggest that portfolios of life insurance policies contain enough policies on individual lives to achieve actuarial stability in receiving expected cash flows. For instance, in a life insurance securitization methodology published in 2016, A.M. Best concluded that at least 300 lives are necessary to achieve actuarial stability, while Standard & Poor’s has indicated that stability is unlikely to be achieved with less than 1,000 lives. As of December 31, 2018, we owned $2.05 billion in face value of life insurance policies covering 1,032 lives.

However, even if our life insurance portfolio is actuarially stable, we still may experience differences between the projection models we use and actual mortalities, which generally has been the case over the past several years. Differences between our expectations and actual mortality results could have a materially adverse effect on our operating results and cash flow. In such a case, we may face liquidity problems, including difficulties servicing our remaining portfolio of policies and servicing our outstanding debt obligations. Continued or material failures to meet our expected results could decrease the attractiveness of our securities in the eyes of potential investors, thereby making it even more difficult to obtain capital needed to service and grow the portfolio — to the extent we allocate capital to life insurance policy purchases, and service our existing debt.

Our investments in life insurance policies have inherent risks, including fraud and legal challenges to the validity of the policies, which we will be unable to eliminate and which may adversely affect our results of operations.

When we purchase a life insurance policy, we face certain risks associated with insurance fraud and other legal challenges to the validity of the policy. For example, to the extent the insured is not aware of the existence of the policy, the insured does not exist, or the insurance company does not recognize the policy, the insurance company may cancel or rescind the policy thereby causing the loss of an investment in that policy. In addition, if an insured’s medical records have been altered in such a way as to shorten a life expectancy as reported, this may cause us to overpay for the related policy. Finally, we may experience legal challenges from insurance companies claiming that the insured failed to have an insurable interest at the time the policy was originally purchased or that the policy owner made fraudulent disclosures to the insurer at the time the policy was purchased (e.g., disclosures pertaining to the health status of the insured or the existence or sources of premium financing), or challenges from the beneficiaries of an insurance policy claiming that the sale of the policy to us was invalid.

To mitigate these risks, our origination practices and underwriting procedures include a current verification of coverage from the insurance company, a complete due-diligence investigation of the insured and accompanying medical records, a review of the life insurance policy application, and a requirement that the policy has been in force for at least two years. We also conduct a legal review of any premium financing associated with the policy to determine if an insurable interest existed at the time of its issuance. Nevertheless, these steps will not eliminate the risk of fraud or legal challenges to the life insurance policies we purchase. Furthermore, changes in laws or regulations or the interpretation of existing laws or regulations, may prove our due-diligence and risk-mitigation efforts inadequate. If a significant face amount of policies were invalidated for reasons of fraud or any other reason, our results of operations would be materially adversely affected.

Our ownership of life insurance policies issued by insurers that are unable to pay claims presented to them could have a materially adverse effect on our results of operation, our financial condition, or even our overall prospects.

We rely on the payment of policy claims by insurers as our most significant source of revenue collection. In essence, the life insurance assets we own represent the obligations of insurers to pay the benefit amount under the relevant policy upon the mortality of the insured. As a result, in our business, we face the “credit risk” that a particular insurer will be financially unable to pay claims when and as they become due. Depending on how many policies we own that are issued by insurers having financial difficulties at the time a claim is presented for payment, this risk could be significant enough to have a materially adverse effect on our results of operation, our financial condition, or even our overall prospects.

To mitigate this credit risk, we generally purchase policies issued only by insurers with an investment-grade credit rating from one or more of Standard & Poor’s, Moody’s, or A.M. Best Company. As of December 31, 2018, 95.6% of the face value benefits of our life insurance policies were issued by insurers having an investment-grade rating (BBB or better) by Standard & Poor’s. We also review our exposure to credit risk associated with our portfolio of life insurance policies when estimating its fair value. In evaluating the policies’ credit risk we consider items such as insurance company solvency, credit risk indicators, and general economic conditions. Notwithstanding our efforts to mitigate credit risk exposure and to reflect this risk in our portfolio valuation, we cannot predict with any certainty whether a particular insurer will be in a financial position to satisfy amounts that it owes under life insurance policies it has issued when a claim for payment is presented.

We have relied materially on information provided or obtained by third parties in the acquisition of life insurance policies. Any misinformation or negligence in the course of obtaining information could materially and adversely affect the value of the policies we own, our results of operation and the value of our securities.

Our acquisition of each life insurance policy is negotiated based on variables and particular facts that are unique to the policy itself and the health of the insured. The facts we obtain about the policies and the insured at the time when the policy was applied for and obtained are based on the insured’s factual representations to the insurance company, and the facts the insurance company independently obtains in the course of its own due-diligence examination, such as facts concerning the health of the insured and whether or not there is an insurable interest present when the policy was issued. Any misinformation or negligence in the course of obtaining information relating to a policy or insured could materially and adversely impact the value of the policies we own and could in turn adversely affect our results of operations and the value of our securities.

Although we have significantly reduced capital allocated to our life insurance business, such business continues to be subject to state regulation and changes in those laws and regulations, or changes in their interpretation, could negatively affect our results of operation and financial condition.

When we purchase a life insurance policy, we are subject to state insurance regulations. Over the past number of years, we have seen a dramatic increase in the number of states that have adopted legislation and regulations from model laws promulgated by either the NAIC or by the National Conference of Insurance Legislators (NCOIL). These laws are essentially consumer protection statutes responding to abuses that arose early in the development of our industry, some of which may persist. Today, almost every state has adopted some version of either the NAIC or NCOIL model laws, which generally require the licensing of purchasers of and brokers for life insurance policies, the filing and approval of purchase agreements, and the disclosure of transaction fees. These laws also require various periodic reporting requirements and prohibit certain business practices deemed to be abusive. State statutes typically provide state regulatory agencies with significant powers to interpret, administer, and enforce the laws relating to the purchase of life insurance policies. Under statutory authority, state regulators have broad discretionary power and may impose new licensing requirements, interpret or enforce existing regulatory requirements in different ways, or issue new administrative rules, any of which could be generally adverse to the industry and potentially the value of our life insurance policy assets.

If federal regulators or courts conclude that the purchase of life insurance in the secondary market constitutes, in all cases, a transaction in securities, we could be in violation of existing covenants under our amended and restated senior credit facility with LNV Corporation, which could result in significantly diminished access to capital. We could also face increased operational expenses. The materialization of this risk could adversely affect our operating results and financial condition, our ability to repay our debt, and possibly threaten the viability of our business.

On occasion, the SEC has attempted to regulate the purchase of non-variable universal life insurance policies as transactions in securities under federal securities laws. In July 2010, the SEC issued a Staff Report of its Life Settlement Task Force. In that report, the Staff recommended that certain types of purchased insurance policies be classified as securities. The SEC has not taken any position on the Staff Report, and there is no indication if the SEC will take any action to implement the recommendations of the Staff Report. In addition, there have been several federal court cases in which transactions involving the purchase and fractionalization of life insurance policies have been held to be transactions in securities under the federal Securities Act of 1933.

We believe that the matters discussed in the Staff Report and existing case law do not impact our current business model because our purchases of life insurance policies are distinguishable from those cases that have been held by courts, and advocated by the Staff Report, to be transactions in securities. For example, neither we nor any of our affiliates are involved in the fractionalization of life insurance policies, and we presently do not purchase significant amounts of variable life insurance policies. As a practical matter, if all or a majority of our life insurance policies were deemed to be “securities” under federal securities laws, either through an expansion of the definition of what constitutes a “security,” the expansion of the types of transactions in life insurance policies that would constitute transactions in “securities,” or the elimination or limitation of available exemptions and exceptions (whether by statutory change, regulatory change, or administrative or court interpretation), then we or one or more of our affiliated entities could become subject to the federal Investment Company Act of 1940. This outcome would likely have a material and negative effect on our Company by imposing additional regulations and rules to our governance structure, operations, and our capital structure. In particular, this outcome would likely cause us to be in violation of existing covenants under our amended and restated senior credit facility with LNV Corporation requiring us not to operate or be characterized as an “investment company” under the Investment Company Act of 1940. This breach would likely adversely affect our liquidity and increase our cost of capital and operational expenses, all of which would adversely affect our operating results. Such an outcome could also threaten our ability to satisfy our obligations as they come due and the viability of our business.

If actuarial assumptions we obtain from third-party providers and rely on to calculate our expected returns on our investments in life insurance policies change, our operating results and cash flow could be adversely affected, as well as the value of our collateral and our ability to service our debt obligations.

When we acquire a life insurance policy, the expected internal rate of return we calculate is based upon the probability of an insured’s mortality over an actuarial life expectancy estimate. We presently obtain these estimates from third-party medical-actuarial underwriting companies. In addition to actuarial life expectancies, we rely on a pricing and premium forecasting software model developed by a third-party actuarial firm for the valuation of policies we purchase, future mortality revenues, and the calculation of anticipated internal rates of return. These pricing models forecast the estimated future premiums due as well the future mortalities of insureds.

All actuarial life expectancies (and related forecasting software) are subject to interpretation and change based on evolving medical technology, actuarial data, and analytical techniques. Additionally, we are required under the borrowing agreement for our amended and restated senior credit facility with LNV Corporation to update life expectancy estimates for life insurance policies with face amounts greater than $750,000 every two years beginning from the closing date of the amended facility. Our prior experience in updating life expectancies has generally resulted in longer life expectancies for most, but not all, of the insureds within our portfolio. Any increase in the actuarial life expectancy estimates of insureds within our life insurance portfolio could have a materially adverse effect on our operating results and cash flow, and our balance sheet. Adverse impacts on the value of our life insurance policy portfolio or our cash flow could in turn impair the value of the collateral we have pledged to our creditors and our ability to service our debt and obligations as they come due.

Inaccuracies in the life expectancy estimates we use for small face policies could have a material and adverse effect on our results of operation and financial condition.

As of December 31, 2018, we owned 684 “small face” life insurance policies (i.e., policies having $1 million in face value of benefits or less) having $382.0 million in aggregate face value of benefits.

The underwriting processes we use to evaluate, price and purchase small face policies are different from, and may not be as reliable as, the processes we use for life insurance policies with larger face values of benefits. In particular, the processes we use to develop or obtain life expectancy estimates and the related mortality curves for small face policies are less extensive than traditional methods. These processes include obtaining either a single fully underwritten or simplified report as opposed to two fully underwritten reports. A simplified third-party underwriting report is based on a self-reported medical interview and may be supplemented with additional information obtained from a pharmacy benefit manager database which is provided to one or more medical-actuarial underwriting firms to obtain a simplified life expectancy report. Although we obtain professional actuarial guidance regarding these processes, our simplified underwriting methodology may not be as reliable as the processes we use for policies with larger (i.e., greater than $1 million) face value of benefits.

Any shortcomings in the process we use to evaluate, price, purchase and value our small face policies, or significant inaccuracies in the life expectancy estimates relating to those policies, could have a material and adverse effect on our results of operations and financial condition. Any such outcomes could have a negative and possibly material effect on our ability to satisfy our debts.

We rely on estimated rates of mortality when valuing life insurance policies and forecasting the performance of our life insurance portfolio, and we also rely on other estimates derived from statistical methodologies for projecting our future cash flows. If any of our estimates prove to be incorrect, it could materially and adversely affect our financial condition and ability to satisfy our debt service and repayment obligations.

If we project we will receive cash inflows from policies sooner than we actually do, we may not be able to make payment on our debt obligations in a timely manner, or at all. Moreover, a significant medical discovery or advance that results in mortality improvements among seniors, above historically predicted actuarial rates, could have a material adverse effect on the value of our life insurance investments.

We use a modeling practice for projecting cash flows known as the “probabilistic method.” This is an actuarial method that uses the probability of an insured’s mortality over time (a mortality curve) to project the flow of policy benefits to us and to project premiums that must be paid by us. This method requires the input of life expectancy assumptions. These inputs are then used to estimate the discounted cash flows from the life insurance portfolio using the ClariNet LS probabilistic and stochastic portfolio pricing model from ClearLife Limited, which estimates the expected cash flows using various mortality probabilities and scenarios.

Historically, the life expectancy inputs were based on the arithmetic average of two independent life expectancy reports (“Average Life Expectancy method”). Thus far, we have experienced fewer cash flows from policy benefits than projected using the Average Life Expectancy method. We had expected to receive approximately $453.8 million cumulative policy benefits as of December 31, 2018, and in fact received $262.1 million. This has resulted in greater than expected premium payments, increasing such expected payments from an expected $235.4 million to $248.3 million.

Using the Average Life Expectancy method, policy benefits actually received were approximately 58% of expected results. This resulted in a delay in policy benefit inflows from those anticipated and premium outflows being higher than anticipated due to the slower than anticipated maturities occurring within the life insurance portfolio.

Our enhanced longest life expectancy valuation methodology using the longest life expectancy report result at the time of purchase combined with a multiplier factor applied for variance in our portfolio actual to expected experience using the longest life expectancy results, attempts to address this issue by utilizing prior life insurance portfolio performance to establish life expectancy estimates. Given the methodology change, we anticipate the receipt of policy benefits and the payment of premiums to more closely track cash flow estimates in the future; however, this cannot be guaranteed.

We use the current future cash flow projection to generate our expected internal rate of return on the life insurance policy portfolio we own. Any change to these projections, pricing models, methodology, premium forecasting assumptions, cash flow projections, or mortality assumptions accompanied therewith that increase the projected cost-of-insurance premiums or decrease the probability of mortality could have a material and adverse impact on our cash flows and financial condition. Ultimately, this could adversely affect our ability to meet our debt service and repayment obligations and our viability.

Cost-of-insurance (premium) increases could materially and adversely affect our profitability and financial condition.

We are subject to the risk of increased cost-of-insurance (“COI”) charges (i.e., premium charges) for the universal life insurance policies we own in our portfolio. As of December 31, 2018, approximately 29% of the policies in our life insurance portfolio have premium levels that are guaranteed under the terms of the policy to keep the policy’s death benefit in force even in a situation where the policy’s cash account has been wholly depleted. On the remaining approximately 71% of our policies, we pay “non-guaranteed COI charges” and are subject to the risk that the insurer could increase the COI charges for the policy. In all cases, the amount of increase is subject to any limits that may be set forth in the insurance policy. Because very few of the policies we own have significant cash account value balances, any COI increase will require us to use more cash to satisfy the minimum premium amount required to keep the related policy in force, and this could materially and adversely affect our profitability.

A COI increase can also be expected to impair the value of the affected policy because extra expense (i.e., additional premium amounts) will be required to keep the policy in force, and such extra expense will diminish the economic value, or return, of the policy realized upon the mortality of the insured. As a result, any widespread COI increases in policies we own would likely have a material and adverse effect on the value of our portfolio, which in turn would materially and adversely affect our profitability and financial condition.

Our business and prospects may be adversely affected by changes, lack of growth, or increased competition in the life insurance secondary market.

The growth of the life insurance policy secondary market may be negatively affected by a variety of factors beyond our control, including: negative publicity about the life insurance secondary market based on actual or perceived abuses; and the adoption of additional governmental regulation.

The relatively new and evolving nature of the market in which we operate makes the related risks difficult to identify and quantify. Nevertheless, contractions in the secondary market for life insurance policies, whether resulting from general economic conditions, regulatory or legal pressures, or otherwise (including regulatory pressures exerted on us or others involved in the secondary market for life insurance), could make participation in the market generally less desirable. This could in turn depress the prices at which life insurance policies on the secondary market are bought and sold and have a negative impact on the estimated value of the policies we own. If the value of the policies we own decreases, our results of operation and financial condition could suffer.

Risks Related to our Strategic Relationship with The Beneficient Company Group, L.P., including the Purchase and Contribution Transaction:

On December 28, 2018, we held the Final Closing of the Exchange Transaction with Beneficient and the Seller Trusts. On April 15, 2019, Jon R. Sabes, the Company’s former Chief Executive Officer and a former director, and Steven F. Sabes, the Company’s former Executive Vice President and a former director, entered into a Purchase and Contribution Agreement (the “Purchase and Contribution Agreement”) with, among others, Beneficient. The closing of the transactions contemplated by the Purchase and Contribution Agreement (the “Purchase and Contribution Transaction”) occurred on April 26, 2019. You should consider carefully the following risk factors related to the Exchange Transaction and Purchase and Contribution Transaction in evaluating us and our business.

We currently have limited or no ability to influence Beneficient’s management’s decisions regarding its business or its agreements or arrangements with its affiliates.

The Purchase and Contribution Agreement contemplates that following the closing of the Purchase and Contribution Transaction, Beneficient will seek to negotiate and enter into an agreement with GWG pursuant to which GWG will have the authority to appoint a majority of the Board of Directors of the general partner of Beneficient upon terms and conditions as may be determined appropriate to ensure compliance with all regulatory and reporting requirements. Under the Purchase and Contribution Agreement, entry into such agreement is subject to the exercise of the respective duties by each of our Board of Directors and the Board of Directors of the General Partner of Beneficient. If and when such agreement is effected, we expect a resulting financial consolidation of Beneficient and its subsidiaries and GWG.

Prior to this occurrence and although we own a significant percentage of BEN LP’s outstanding common units, BEN LP’s general partner is authorized to perform all acts that it determines to be necessary or appropriate to carry out BEN LP’s purposes and to conduct its business. As a result, we have only limited voting rights relating to certain matters and, as is contemplated by the terms of BEN LP’s limited partnership agreement (to which we are a party to), any person or group that acquires beneficial ownership of 20% or more of BEN LP’s common limited partnership units (including us) will lose voting rights associated with all of its common units and such common units may not be voted on any matter. Further, any person or group (other than BEN LP’s general partner and its affiliates, or a direct or subsequently approved transferee of the general partner or its affiliates or such person or group approved by the board of directors of the general partner of BEN LP) who acquires, in the aggregate, beneficial ownership of 20% or more of BEN LP’s common units (including us), will lose voting rights associated with all of its common units and such common units may not be voted on any matter and will not be considered to be outstanding when sending notices of a meeting of limited partners, calculating required votes, determining the presence of a quorum or for other similar purposes. In addition, prior to a listing, if any, of BEN LP’s common units on a national stock exchange or, in lieu thereof, quotation of the common units in an automated quotation system, the executive committee of the board of directors of the general partner of BEN LP will be entitled to cast all of the votes that the limited partners would otherwise be entitled to cast, and no limited partner, in its capacity as such, will be permitted to vote in respect of its common units. As a result, we have limited or no ability to influence BEN LP’s management’s decisions regarding its business.

Beneficient has business agreements and other arrangements with parties related to Beneficient and entities affiliated or associated with its founder(s). We cannot assure that these agreements and arrangements have been or will be negotiated and entered into under arms-length terms.

Our loans to Beneficient are contractually and structurally subordinated to the debt and other liabilities of the Beneficient entities that are not obligors on such loans, which means that creditors of such entities will be paid from their assets before we would have any claims to those assets.

As of March 31, 2019, GWG Life had loaned to BEN LP approximately $186.7 million pursuant to the Commercial Loan Agreement. The amounts owed to GWG Life under the Commercial Loan Agreement are contractually subordinated to Beneficient’s obligations (“Senior Obligations”) (i) to commercial banks pursuant to commercial term loan and/or revolving credit facilities and (ii) under Beneficient’s NPC-B limited partnership interest. As of March 31, 2019, Beneficient had outstanding approximately $206.5 million of Senior Obligations. Furthermore, because a substantial portion of BEN LP’s assets are held by subsidiaries, the amounts owed to us under the Commercial Loan Agreement are structurally subordinated to all debt and other liabilities of those entities, which means that creditors of those entities will be paid from their assets before GWG Life would have any claims to those assets.

On May 31, 2019, GWG Life agreed to loan $65 million to six common law trusts established as part of alternative asset financings extended by a subsidiary of Beneficient. An initial advance in the principal amount of $50,000,000 was funded on June 3, 2019 and, subject to satisfaction of certain customary conditions, it is anticipated that the second advance, in the principal amount of $15,000,000, will be funded no sooner than September 15, 2019 and no later than December 31, 2019. These loans are contractually subordinated to the secured obligations of Beneficient and its affiliates outstanding to HCLP Nominees, L.L.C. and Beneficient Holdings, Inc.

Beneficient may be unable to operate its business successfully, which would negatively impact its ability to generate distributable cash flow and increase the value of BEN LP’s common units.

Beneficient plans to provide mid-to-high net worth individuals (i.e., individuals having a net worth of between $5 million and $30 million) with trust services and related liquidity products (collectively, “trust services and liquidity products”) for the alternative assets and illiquid investment funds those individuals may own, and a variety of other financial services, including custody and clearing of alternative assets, fund and trust administration, retirement funds and insurance services for covering risks attendant to owning or managing alternative assets. The success of the Exchange Transaction and the Purchase and Contribution Transaction from our perspective will depend largely on

Beneficient’s ability to operate its business successfully, generate distributable cash flow, and increase the value of BEN LP’s common units (of which we are a significant owner). If Beneficient is unable to do so, such inability will negatively impact the value of our investment in Beneficient and the Commercial Loan. Furthermore, to date, BEN’s originations of liquidity products have been transacted with a limited number of family offices, fund-of-funds and institutions. These types of clients, specifically, fund-of-funds and institutions may not represent the target market of BEN’s liquidity products in the future.

We may be unable to capitalize on the anticipated benefits of the Exchange Transaction and the Purchase and Sale Transaction.

We entered into the Exchange Transaction anticipating that such transaction would provide significant financial and strategic benefits, including, significantly increasing our common equity, significantly reducing our leverage ratio (as measured by total assets divided by total equity), the introduction of new opportunities to lower our cost of funds (an important driver of shareholder value), diversifying our revenue and cash flow sources resulting in more consistent earnings, and increasing our public float and the liquidity in our common stock, thereby increasing our common stockholder base and potentially attracting additional equity analyst coverage (both of which are important factors in maximizing share valuation). In addition, we believe that the Exchange Transaction has created opportunities for us and Beneficient to pursue strategies that are mutually advantageous, including the opportunity to leverage our knowledge, experience and significant infrastructure in, and the marketing, sales and servicing of, the independent broker dealer market and the related market for illiquid alternative investments — a prime target market for the origination of Beneficient’s suite of liquidity products. We believe that the expansion of our strategic relationship with Beneficient pursuant to the Purchase and Contribution Transaction has created a unified platform uniquely positioned to provide an expanded suite of products, services and resources for investors and the financial professionals who assist them. We intend to collaborate extensively with Beneficient and capitalize on our respective capabilities, relationships and services. Specifically, the Purchase and Contribution Agreement contemplates that we will seek to enter into an agreement with Beneficient pursuant to which we would offer and distribute (through a FINRA registered managing broker-dealer) Beneficient’s liquidity products and services. There is no assurance that we will realize the anticipated benefits from the Exchange Transaction and the Purchase and Contribution Transaction. Failure to realize these benefits will likely negatively impact the results of our operations, our business prospects, the ultimate success of our strategic relationship and the value of our common stock.

Beneficient’s operations will impact our financial performance.

We account for our acquisition of common units of BEN LP using the equity method of accounting. As a result, from the closing of the Exchange Transaction, we will recognize a share of the profits and losses of Beneficient in the periods when such profits and losses are earned or incurred by Beneficient (subject to a quarter-lag accounting policy election that we have made). Because common units of BEN LP will represent a significant percent of our assets, the impact on our financial statements of Beneficient’s financial performance may be material.

Management is evaluating the accounting treatment for the April 2019 transaction. The evaluation may result in a conclusion that a change in control event under ASC 805 occurred. Depending on which entity is deemed to be the accounting acquirer, the transaction may result in a requirement for GWG to consolidate BEN or vice versa. If GWG is determined to be the accounting acquiree, the Company will be required to consider an accounting policy election with regards to pushdown accounting. If the Company was to elect to apply pushdown, the Company’s assets and liabilities would be recorded at fair value as of the transaction date. The aforementioned accounting treatments are being evaluated and have not been finalized. Depending upon the accounting conclusions, our basis of accounting for and presentation of our investment in Beneficient may be materially different from that described in our SEC reports as of the filing date of the report to which these risk factors are attached.

Beneficient may be unable to obtain trust company charters, which would hinder Beneficient’s ability to successfully pursue its current business plan and could adversely affect the value of BEN LP’s common units.

Beneficient has applied for trust company charters from the State of Texas and intends to carry on much of its business through two trust company subsidiaries. While it anticipates receiving the trust charters in the near future, there can be no assurance that Beneficient will be successful in obtaining trust company charters or the timing of the receipt of such trust charters. Because Beneficient’s current business plans are based on obtaining regulatory approval to operate as regulated trust companies, a failure to do so may materially and adversely impact its financial performance and prospects, which would likely decrease the value of the BEN LP common units we hold.

BEN LP’s partnership agreement eliminates fiduciary duties that might otherwise be owed to us under Delaware law.

BEN LP’s business and affairs are managed by Beneficient Management, L.L.C., its general partner (“Beneficient Management”). BEN LP’s partnership agreement eliminates the fiduciary duties that might otherwise be owed by Beneficient Management under Delaware law and replaces them with the duties expressly set forth in such agreement. BEN LP’s partnership agreement provides that, when the general partner is permitted or required to make a decision in its “discretion” or pursuant to a provision not subject to an express standard of “good faith,” in making such decision, the general partner has no duty to give any consideration to any interest of or factors affecting Beneficient or any other person. If a decision under BEN LP’s partnership agreement is subject to an express standard of “good faith,” such decision will not constitute a breach of the agreement if the decision is approved by (i) a majority of the members of the conflicts committee of the board of directors of the general partner of Beneficient, (ii) holders of a majority of the voting power of the BEN LP’s common units entitled to vote (excluding voting common units owned by the general partner and its affiliates), or (iii) the general partner acting without a subjective belief that such decision was adverse to the interests of BEN LP. Potential conflicts of interest may arise among the general partner and its affiliates, on the one hand, and Beneficient, on the other hand, and the general partner may be able to favor its own interest to the detriment of Beneficient and the holders of the common units of BEN LP.

Beneficient has significant debt obligations outstanding to us and has the ability to incur additional indebtedness.

Subject to certain restrictions within our current Commercial Loan Agreement with Beneficient, Beneficient is permitted to incur additional indebtedness ranking senior to the Commercial Loan. If Beneficient is unable to execute its business plans, it may materially and adversely impact Beneficient’s ability to repay its indebtedness, including indebtedness under the Commercial Loan Agreement in accordance with its terms. As a significant holder of Beneficient indebtedness, a payment default under any additional indebtedness Beneficient may incur, or under the Commercial Loan Agreement, would likely have a corresponding negative impact on the value of our assets (including the value of our BEN LP common units) and the price of our common stock.

Our percentage ownership in BEN LP may be diluted significantly.

If GWG is granted the authority to appoint a majority of the Board of Directors of Beneficient Management (as contemplated by the Purchase and Contribution Agreement (as described above)), we believe that GWG will control Beneficient and that GWG would consolidate Beneficient for financial statement reporting purposes. It is also possible that GWG and Beneficient will redeem all outstanding common units of BEN LP not owned by GWG such that GWG becomes the sole owner of such common units. In this scenario “dilution” refers to the potentially significant economic rights and privileges of the limited partner interests (described below) that are senior or preferred to our common interests that could result in substantial economic dilution to GWG.

Upon completion of the Exchange Transaction, we owned approximately 89.9% of the issued and outstanding common units in BEN LP. Our percentage ownership does not take into account (i) limited partner interests that may be issued upon the conversion of outstanding securities issued by Beneficient or its affiliates and outstanding at the closing of the Exchange Transaction, or (ii) additional limited partner interests that have been issued after the closing of the Exchange Transaction. Taking these issuances into account, our ownership interest in common units of BEN LP could be reduced significantly below a majority of those issued and outstanding. In addition, and importantly, Beneficient management has discretion to cause BEN LP to issue additional limited partner interests from time to time, and BEN LP’s partnership agreement contains no meaningful restrictions on this authority. Moreover, the Beneficient organizational structure permits the future issuance of additional securities that can, upon certain circumstances or at the discretion of their holders, be converted into additional limited partner interests in BEN LP. Should any of these actions be taken, our percentage ownership in BEN LP will be diluted.

The resale of our common stock issued in the Exchange Transaction could put downward pressure on the market price of our common stock and result in a destabilized trading market for our common stock.

Upon the Final Closing, we issued approximately 27.0 million shares of our common stock, which in the aggregate represented approximately 83% of our outstanding common stock as of December 31, 2018. The shares issued in the Exchange Transaction are subject to resale restrictions applicable to “restricted securities” under applicable federal securities. The Master Exchange Agreement and related ancillary agreements require that we register the resale of the shares of common stock issued in the Final Closing to the Seller Trusts to the extent permitted by applicable SEC rules and regulations. Upon the effectiveness of such registration, or the lapse of applicable resale restrictions under applicable securities laws, the shares of our common stock issued in the Exchange Transaction will be available for resale in the public equity markets only through an Orderly Marketing Agreement among GWG, the Seller Trusts and Credit Suisse Securities (USA), LLC (the “Orderly Marketing Agreement”) or in a widely dispersed registered public offering, unless the restrictions in the Orderly Marketing Agreement are waived by us or the Orderly Marketing Agreement expires. The Orderly Marketing Agreement expires upon the earlier of (i) December 27, 2019 and (ii) the date that all shares of stock subject to the Orderly Marketing Agreement have been sold. We cannot predict the effect, if any, that future sales of these shares or the availability of these shares for future sale could have on the market price of our common stock.

At the Final Closing, we entered into the Orderly Marketing Agreement for the orderly marketing and resale of the common stock issued to the Seller Trusts in the Exchange Transaction. The purpose of this Orderly Marketing Agreement is to manage the timing and amount of our common shares that are publicly resold in the market because the number of shares of our common stock to be issued in the Exchange Transaction substantially increased the total number of our issued and outstanding shares. However, there is no assurance that the Orderly Marketing Agreement will accomplish its purpose of maintaining a stable market for our common stock. The Orderly Marketing Agreement may be terminated upon written agreement among us and the other parties thereto, or by the trust advisors to the Seller Trusts in their sole discretion. The Orderly Marketing Agreement will terminate in accordance with its terms on December 27, 2019.

The Seller Trusts, collectively, own a substantial majority of our outstanding common stock.

According to their most recent Schedule 13D filing, the Seller Trusts own approximately 78.6% of our outstanding common stock. The Seller Trusts are a group of individual common law trusts that received shares of our common stock in the Exchange Transaction. The trustee of each of the Seller Trusts is Delaware Trust Company. The trust advisors of each trust are two individuals unrelated to each other, Jeffrey S. Hinkle and Murray T. Holland (our President and Chief Executive Officer), who have sole decision-making authority with respect to each Seller Trust. The beneficiary of each of the Seller Trusts is MHT Financial, LLC. The current members of MHT Financial, LLC include Murray T. Holland (our President and Chief Executive Officer) and an entity owned by Shawn T. Terry and Mike McGill. The Seller Trusts are entitled to full voting rights with respect to the shares of Common Stock they own. Because the Seller Trusts, collectively, own a substantial majority of our outstanding voting securities, the Seller Trusts are entitled to cast a majority of the votes on all matters requiring stockholder votes, including: the election of directors; mergers, consolidations, acquisitions and other strategic transactions; the sale of all or substantially all of our assets and other decisions affecting our capital structure; amendments to our Certificate of Incorporation or our bylaws; and our winding up and dissolution. This effectively transferred voting control over the Company to the Seller Trusts from Messrs. Jon and Steven Sabes, who held a majority of our outstanding common stock not held by the Seller Trusts prior to the closing of the Purchase and Contribution Transaction. This concentrated ownership enables the Seller Trusts to exert significant influence over all of our corporate activities and may delay, deter or prevent acts that would be favored by our other stockholders. The interests of the Seller Trusts may not always coincide with our interests or the interests of our other stockholders. This concentration of ownership may also have the effect of delaying, preventing or deterring a change in control of the Company. Also, the Seller Trusts may seek to cause us to take courses of action that, in their judgments, could enhance their investments in us, but which might involve risks to our other stockholders or adversely affect us or our other stockholders. As a result, the market price of our shares could decline or stockholders might not receive a premium over the then-current market price of our shares upon a change in control. In addition, this continued concentration of share ownership, albeit in new hands, may adversely affect the trading price of our shares because prospective investors may perceive disadvantages in owning shares in a company with such significant stockholders.

We are currently relying on the “controlled company” exemption under Nasdaq Stock Market Listing Rules, pursuant to which “controlled companies” are exempt from certain corporate governance requirements otherwise applicable under Nasdaq listing rules.

The Nasdaq Stock Market Listing Rules exempt “controlled companies,” or companies of which more than 50% of the voting power is held by an individual, a group or another company, from certain corporate governance requirements, including those requirements that:

•        A majority of the Board of Directors consist of independent directors;

•        Compensation of officers be determined or recommended to the Board of Directors by a majority of its independent directors or by a compensation committee comprised solely of independent directors; and

•        Director nominees be selected or recommended to the Board of Directors by a majority of its independent directors or by a nominating committee that is composed entirely of independent directors.

The Seller Trusts that acquired our shares in the Beneficient Transactions own approximately 78.6% of our common stock and are considered a group for purposes of the Nasdaq controlled company listing rule, based on the most recent Schedule 13D/A filed by the Seller Trusts and the trust advisors with the SEC on June 18, 2019. As a result, we are currently a “controlled company” and are relying on the controlled company exemption for certain of the above requirements, including those related to the determination or recommendation of officer compensation. Accordingly, should the interests of the Seller Trusts differ from those of other stockholders, the other our stockholders do not have the same protections generally as stockholders of other Nasdaq-listed companies with respect to corporate governance for so long as we rely on the controlled company exemption from the specified corporate governance requirements. Our status as a controlled company could make our common stock less attractive to some investors or otherwise harm our stock price.

An inability to obtain accurate and timely financial information from Beneficient may prevent us from complying with reporting obligations under federal securities law and compromise our ability to finance our operations through the public equity or debt markets.

We account for our investment in the common units of BEN LP using the equity method. Under this method, we record our share of the net earnings or losses attributable to BEN LP common unitholders, on a one quarter lag, as a separate line on our consolidated statements of operations. Therefore, we will continue to be heavily reliant on Beneficient to provide us with accurate and timely financial reporting that will allow us to timely prepare and file our own financial statements in accordance with GAAP and in compliance with SEC regulations and Nasdaq listing rules.

Beneficient’s management and auditors identified material weaknesses in Beneficient’s internal controls as of December 31, 2018 relating to various COSO components including control environment, risk assessment, monitoring activities and control activities. More specifically, material weaknesses were identified relating to, among other matters, insufficient accounting resources to properly capture and accurately record all material transactions; insufficient controls surrounding certain key valuation models and surrounding data inputs into such key valuation models; and ineffective controls over the period end financial reporting process. Beneficient has informed us that it is implementing remedial measures and, while there can be no assurance that its efforts will be successful, it has informed us that it plans to remediate the material weaknesses prior to the second quarter of 2020. However, there is no assurance that remediation will be completed within that timeframe. If Beneficient is unable to remediate these material weaknesses or is otherwise unable to maintain effective internal control over financial reporting, the financial information we receive from Beneficient necessary to produce our financial statements may not be accurate and our ability to prepare financial statements within required time periods, could be adversely affected.

If we are unable to obtain accurate and timely financial information from Beneficient and are unable to timely prepare and file our financial statements as a result, we may fail to comply with reporting obligations under federal securities law, become subject to delisting from the Nasdaq Stock Market, and may be unable to utilize the public debt or equity markets to finance our operations. Because we have been heavily reliant on the public offer and sale of L Bonds, discontinuing our L Bond offers would have a material adverse impact on our ability to expand our alternative asset portfolio, service our existing portfolio of life insurance policies, satisfy payment requirements under our debt obligations, including our L Bonds and Seller Trust L Bonds, and otherwise fund our operations. In addition, our failure to deliver financial information and comply with disclosure requirements under applicable SEC regulations may result in covenant violations under our amended and restated senior credit facility with LNV Corporation and hurt our reputation and credibility with our stockholders and our debt holders.

On April 2, 2019, we filed with the SEC a Notification of Late Filing pursuant to Rule 12b-25 of the Securities Exchange Act of 1934 indicating that we were unable, without unreasonable effort and expense, to complete our financial statements as of and for the year ended December 31, 2018 within the time period required to timely file this Annual Report on Form 10-K for the year ended December 31, 2018. Our inability to timely file our Annual Report on Form 10-K for the year ended December 31, 2018 (the “2018 Form 10-K”) was due, in part, to a delay in our obtaining financial information from Beneficient. We indicated at the time that we expected to file the 2018 Form 10-K no later than April 16, 2019, which is the fifteenth calendar day filing extension period afforded registrants under Rule 12b-25 of the Securities Exchange Act of 1934. As of April 16, 2019, however, we remained unable to file the 2018 Form 10-K.

As a result, and in accordance with standard procedures related to the delayed filing of periodic reports with the SEC, we received a letter from NASDAQ stating that we were not in compliance with its filing requirements for continued listing. For the same reasons, we were unable to timely file our Quarterly Report on Form 10-Q for the quarter ended March 31, 2019 (the “Form 10-Q”), which was due on or before May 15, 2019. As a result, on May 17, 2019, we received a letter from NASDAQ stating that the Company continued not to be in compliance with the filing requirements for continued listing under NASDAQ Listing Rule 5250(c)(1). The NASDAQ letter provided that the Company had until June 17, 2019 (60 calendar days from after the date it received NASDAQ’s initial notification letter) to submit a plan to regain compliance with NASDAQ’s filing requirements for continued listing. The Company submitted its compliance plan to NASDAQ on June 12, 2019. NASDAQ accepted the Company’s compliance plan on June 19, 2019 and granted an extension of 180 days from the 2018 Form 10-K’s filing due date, or October 14, 2019, for the Company to regain compliance with NASDAQ’s filing requirements for continued listing. The Company regained compliance with NASDAQ’s filing requirements for continued listing during the 180 extension period. However, a future inability to timely file our SEC reports may subject us to additional delisting procedures that could result in the Company ultimately being delisted, in which case our business and the value of our securities would likely be materially and adversely impacted. Our inability to timely file these reports also resulted in a temporary suspension of the offering of our L Bonds and in our management concluding that our internal control over financial reporting and our disclosure controls and procedures as of December 31, 2018 were not effective due to the existence of a material weakness in our internal control over financial reporting. See Item 9A — “Controls and Procedures” of our Annual Report on Form 10-K for the fiscal year ended December 31, 2018, filed with the SEC on July 9, 2019.

Our remedies for an “Event of Default” under our Commercial Loan Agreement with BEN LP are limited.

As part of the Exchange Transaction, GWG Life, as lender, and BEN LP, as borrower, entered into the Commercial Loan Agreement under which $192,615,000 in principal and interest was outstanding at December 31, 2018. The principal amount under the Commercial Loan Agreement is due on August 9, 2023; provided that (a) in the event BEN LP completes at least one public offering of its common units raising at least $50 million which on its own or together with any other public offering of BEN LP’s common units results in BEN LP raising at least $100 million, then the maturity date will be extended to August 9, 2028; and (b) in the event that BEN LP (i) completes at least one public offering of its common units raising at least $50 million which on its own or together with any other public offering of BEN LP’s common units results in BEN LP raising at least $100 million and (ii) at least 75% of Beneficient Holding’s total outstanding NPC-B limited partnership interests have been converted to shares of BEN LP’s common units, then the maturity date will be extended to August 9, 2033.

BEN LP’s obligations under the Commercial Loan Agreement are unsecured, and repayment of the balance under the Commercial Loan Agreement is subordinated in right of payment to any of Beneficient’s commercial bank debt and to obligations which may arise in connection with its NPC-B Unit limited partnership interests. As a result, our remedies upon a default by BEN LP under the Commercial Loan Agreement that constitutes an “Event of Default” (as defined in the Commercial Loan Agreement) are limited to accelerating the loan and commencing a lawsuit for collection. We would not have the right to force BEN LP into bankruptcy or, since the Commercial Loan is unsecured, foreclose on any collateral. In addition, under the subordination provisions of the Commercial Loan Agreement, we would have the right to receive proceeds of any sale of BEN LP assets or any liquidation proceeding only after Beneficient’s senior lender is paid in full.

Failure to effectively transition the management and oversight roles served by our former executives and our Board of Directors may materially disrupt our business operations.

We have historically been heavily reliant upon the service of Jon R. Sabes as our Chief Executive Officer since our inception. On April 26, 2019, and in connection with the closing of the Purchase and Contribution Transaction, Mr. Jon R. Sabes resigned as our Chief Executive Officer and from all officer positions he held with the Company or any of its subsidiaries prior to the closing, other than his position as Chief Executive Officer of our technology focused wholly owned subsidiaries, Life Epigenetics Inc. and youSurance General Agency, LLC. Also at such closing, Murray T. Holland was appointed to serve as Chief Executive Officer. It will be vital to ensure a successful transition of Mr. Sabes’ roles, responsibilities and leadership to Mr. Holland. A failure to effectively transition to Mr. Holland could be materially disruptive to our business operations and have a material adverse effect on such operations and our financial results. In addition, the reconstitution of our board of directors and management team that occurred upon the closing of the Purchase and Contribution Transaction will likely alter our operating priorities, allocation of capital and overall strategic direction, which may not ultimately prove to be successful.

The Purchase and Contribution Agreement provides that GWG and Beneficient will use commercially reasonable efforts to enter into a joint venture agreement which may significantly alter the existing strategic relationship between GWG and Beneficient.

The Purchase and Contribution Agreement provides that GWG and Beneficient will use commercially reasonable efforts to enter into a joint venture agreement. The terms of that agreement have not been determined and they may significantly alter the existing strategic relationship between GWG and Beneficient, including granting GWG the authority to designate a majority of the Board of Directors of Beneficient Management, providing for further integration of our respective businesses and establishing additional or alternative financing arrangements. The terms of the joint venture agreement are subject to approval of the Board of Directors of GWG and the Board of Directors of Beneficient Management and subject to the exercise of their respective fiduciary duties. The Board of Directors of GWG has established a special committee of independent and disinterested directors to review and, if deemed appropriate, approve proposed transactions with or involving Beneficient.

Risks Related to Beneficient’s operations:

In addition to the risks set forth above related to our strategic relationship with Beneficient generally, the risk factors set forth below relate specifically to Beneficient’s business operations. Because common units of BEN LP represent a significant percent of our assets, the impact on our financial results of Beneficient’s current business operations may be material to the overall results of our business operations. Therefore, you should also consider carefully the following risk factors in evaluating us and our business.

Beneficient does not have any operating history for its new business.

Beneficient’s management has a long track record of successfully organizing and operating businesses, including Beneficient’s founder who organized Beneficient’s predecessor in 2003, but Beneficient’s business plan represents a new phase in its development and Beneficient does not have operating history under its current business plan. Additionally, Beneficient’s proposed trust company subsidiaries have no operating history. In general, companies that seek to implement these kinds of business plans present substantial business and financial risks and uncertainties.

Beneficient’s business is dependent on obtaining the charters necessary to implement its business plan.

Beneficient’s proposed trust company subsidiaries may not commence trust company operations until those subsidiaries receive the necessary trust charters from the Texas Department of Banking. Beneficient filed charter applications for its proposed trust company subsidiaries with the Texas Department of Banking in September of 2018 and approval of those applications is not assured. Even if the charter applications are approved, Beneficient expects that the approvals will be subject to certain conditions including, among others, that the proposed trust company subsidiaries satisfy certain minimum restricted capital requirements. There is no assurance that Beneficient will be able to satisfy all the conditions imposed by the Texas Department of Banking in connection with its approvals. In addition, such conditions could delay the anticipated time for commencement of trust operations.

If Beneficient is ultimately unable to obtain satisfactory limited trust association charters, Beneficient’s ability to implement its current business plan may be compromised. Without the trust company charters, federal regulations would substantially limit the amount of liquidity solutions or transactions with beneficial interests in underlying alternative assets (“Liquidity Transactions”) or financing transactions Beneficient could undertake.

A determination that Beneficient is an unregistered investment company would have serious adverse consequences.

A determination that Beneficient or any of the proposed trust company subsidiaries is an unregistered investment company under the Investment Company Act of 1940 (the “1940 Act”) would have serious adverse consequences. Beneficient does not believe it could operate its business effectively as a registered investment company. As a result, Beneficient would have to change its operations so as not to be an investment company. Changes could include refraining from raising capital, changing the types of products and services that Beneficient provides, and changing the nature of Beneficient’s assets related to interests in private equity funds and other alternative assets that serve as collateral supporting Beneficient’s Liquidity Transactions or financing transactions (“BEN Collateral”). Furthermore, if at any time it were established that Beneficient or any of the proposed trust company subsidiaries had been operating as an investment company in violation of the registration requirements of the 1940 Act, there would be a risk, among other material adverse consequences, that such company: (i) could become subject to SEC enforcement and investigation, monetary penalties or injunctive relief, or both and (ii) would be unable to enforce contracts with third parties or that third parties could seek to obtain rescission of transactions with such company undertaken during the period in which it was established that such company was an unregistered investment company. Such developments would be likely to have material and adverse consequences for Beneficient. In addition, if Beneficient were treated as an investment company, it would not be eligible to be taxed as a partnership and instead would be taxable as a corporation for U.S. federal income tax purposes, which could result in a material and adverse impact on the returns of holders of BEN LP common units.

Beneficient’s success depends on certain key executives and the ability to attract, retain, and develop new professionals.

Beneficient’s success will depend in large part upon the skills, experience, personal reputations and network of business contacts of certain key executives. These individuals’ reputations, business relationships and expertise are critical elements in the successful implementation of Beneficient’s business strategy. Accordingly, the loss of any of the key executives could materially harm Beneficient’s business and the value of Beneficient.

Beneficient’s key executives are directly responsible for setting Beneficient’s strategic direction, operating Beneficient’s business, maintaining and expanding business and other critical relationships, customers and business partners and identifying expansion opportunities. Should Beneficient lose one of these key executives, it may have to search externally for a qualified replacement, which search may be prolonged, and Beneficient cannot provide assurance that it will be able to hire such a replacement on a timely basis or at all.

Competition for qualified personnel in the financial services industry is intense. Thus, the loss of any of these key personnel, by resignation, termination, death or disability, or Beneficient’s inability to recruit and retain qualified replacements, could cause disruption in Beneficient’s business and could prevent Beneficient from fully implementing Beneficient’s business strategy, which could materially and adversely affect Beneficient’s business, growth and profitability.

Beneficient may not be able to grow, effectively manage its growth, or achieve profitability.

A principal focus of Beneficient’s strategy is to expand the number of Beneficient’s product offerings, grow Beneficient’s trust administration products and services and increase the number of clients Beneficient serves. Beneficient’s future growth will depend upon a number of factors, many of which are beyond Beneficient’s ability to control. These factors include Beneficient’s ability to:

•        accurately assess the demand for and sell the products and offerings that Beneficient expects to develop to meet demand;

•        compete against other client solutions and other vendors;

•        maintain the quality of Beneficient’s trust administration products and services;

•        effectively manage Beneficient’s underwriting criteria, the acquisition of alternative assets and manage BEN Collateral, including with effective risk management discipline;

•        update Beneficient’s products and offerings and develop new products and offerings needed by clients; and

•        hire, train and retain qualified personnel to manage and operate Beneficient’s business as it is expected to grow.

A deficiency in any of these factors could adversely affect Beneficient’s ability to achieve or manage growth or profitability.

Beneficient’s business faces substantial competition from a variety of financial solution companies and other liquidity providers.

Beneficient will face substantial competition in all areas of its operations from a variety of competitors, many of which are larger, have an established track record and reputation, and may have more financial resources. Beneficient’s business will compete with other providers of financial and trust administration such as bank holding companies, commercial and savings banks, savings and loan associations, credit unions, asset managers and their private equity affiliates, insurance companies and a growing list of other local, regional and national institutions which offer financial and trust administration. Beneficient’s business will also compete with other providers of liquidity for alternative assets, including secondary funds, which may hinder Beneficient’s ability to offer Liquidity Transactions and financings to the market. If Beneficient is unable to compete effectively, Beneficient will lose market share and income generated from trust administration and other financial products will decline.

Beneficient’s liquidity, profitability and business may be adversely affected by an inability to access, or ability to access only on unfavorable terms, the capital markets.

Liquidity is essential to Beneficient’s business and will require Beneficient to continue to grow its capital. , Similar to GWG, BEN’s business model is based on the acquisition of alternative assets financed primarily through debt financing. These alternatives assets are typically long-term and may not produce cash flow for an extended period of time. To the extent that working capital is insufficient to fund future operating costs and potential losses and loss adjustment expenses, Beneficient may need to raise additional funds through equity or debt financings, including investments, in the form of equity investments and debt advance, from GWG, reduce expenses, or curtail Beneficient’s growth. Many factors will affect Beneficient’s capital needs and their amount and timing, including Beneficient’s growth and profitability, as well as market disruptions and other unforeseeable developments.

Beneficient’s liquidity may be impaired by an inability to access, or ability to access only on unfavorable terms, secured and/or unsecured debt markets or equity markets, an inability to access funds from its subsidiaries or otherwise allocate liquidity optimally, an inability to sell assets or redeem its interests in the BEN Collateral, or unforeseen outflows of cash or collateral. This situation may arise due to circumstances that Beneficient may be unable to control, such as a general market disruption or an operational problem that affects third parties or Beneficient, a disruption of the financial markets or negative views about the financial services industry generally, including concerns regarding fiscal matters in the U.S. and other geographic areas.

In addition, Beneficient’s ability to raise funding could be impaired if investors or lenders develop a negative perception of Beneficient’s long-term or short-term financial prospects. An increase in debt of Beneficient and/or its subsidiaries may increase Beneficient’s leverage and reduce its interest coverage.

If Beneficient is unable to raise funding using the methods described above, Beneficient would likely need to consider financing or liquidating assets to meet maturing liabilities. Beneficient may be unable to sell some of its assets or Beneficient may have to sell assets at a discount to market value, either of which could adversely affect Beneficient’s results of operations, cash flows and financial condition.

Beneficient’s results of operations may fluctuate from period to period.

Beneficient expects that the results of its operations may vary significantly from period to period for a variety of reasons, many of which are outside of Beneficient’s control and difficult to predict, including the number of alternative asset owners Beneficient can engage as clients, performance of the alternative assets comprising the BEN Collateral and concentration of risk in the portfolios. Because Beneficient’s results of operations may vary significantly from quarter to quarter, the results of any one period should not be relied upon as an indication of future performance. Many but not all of the factors that may cause Beneficient’s results of operations to fluctuate are presented in these risk factors.

Beneficient may incur significant losses as a result of ineffective risk management processes and strategies.

Beneficient seeks to monitor and control its risk exposure by developing an effective risk and control framework which will encompass a variety of separate but complementary financial, credit, operational, compliance, and legal reporting systems; internal controls; management review processes; and other mechanisms. While Beneficient employs and will continue to develop and deploy a broad and diversified set of risk monitoring and risk mitigation techniques, those techniques and the judgments that accompany their application may not be effective and may not anticipate every risk event in all market environments or the specific nature of the impact and timing of such outcomes.

Beneficient’s operations, products and services may be negatively impacted by changes in economic and market conditions.

Beneficient’s operations, products and services may be negatively impacted by changes in general economic and market conditions because the performance of Beneficient’s private trust lending and liquidity products and trust and custody services is directly affected by conditions in the financial and securities markets. The financial markets and businesses operating in the securities industry are highly volatile (meaning that performance results can vary greatly from period to period) and are directly affected by, among other factors, domestic and foreign economic conditions, geopolitics and general trends in business and finance, all of which are beyond Beneficient’s control. Declines in the financial markets or a lack of sustained growth may result in a corresponding decline in Beneficient’s performance and may adversely affect the assets comprising the BEN Collateral.

Fluctuations in interest rates may negatively impact the business of Beneficient.

Fluctuations in interest rates may negatively impact the business of Beneficient. These rates are highly sensitive to many factors beyond Beneficient’s control, including general economic conditions, both domestic and foreign, and the monetary and fiscal policies of various governmental and regulatory authorities. Beneficient’s assets and liabilities can be affected significantly by changes in market interest rates. As a result, Beneficient may adopt asset and liability management policies to minimize the potential adverse effects of changes in interest rates, primarily by altering the mix and maturity of Liquidity Transactions, interests in the BEN Collateral, funding sources, and derivatives. However, even with these policies in place, a change in interest rates can impact Beneficient’s financial condition. Beneficient’s ability to successfully manage its interest rate risks is subject to factors beyond its control.

Beneficient relies on other companies to provide key components of Beneficient’s business infrastructure.

Third-party vendors are expected to provide key components of Beneficient’s business infrastructure. Any problems caused by these third parties, including as a result of their not providing Beneficient their services for any reason or their performing their services poorly, could adversely affect Beneficient’s ability to deliver products and services to Beneficient’s customers, impair Beneficient’s ability to conduct its business efficiently and effectively, and/or result in regulatory action, financial loss, litigation, and loss of reputation. Replacing these third-party vendors could also entail significant delay and expense.

Beneficient may only be able to offer a limited number of products.

Beneficient may only be able to offer a limited number of products due to regulatory, capital or other restrictions. Accordingly, the prospects for Beneficient’s success may be solely dependent upon the performance of a single product or solution, or dependent upon the development or market acceptance of a single or limited number of products or solutions. A lack of diversification in its offerings may make Beneficient susceptible to numerous economic, competitive and regulatory conditions, any or all of which may have a substantial adverse impact upon Beneficient’s ability to operate its business and/or grow its business in the future. Further, Beneficient would not be able to diversify its operations or benefit from the possible spreading of risks or offsetting of losses that offering a comprehensive suite of solutions could provide.

Beneficient’s assets may continue to be concentrated in a limited number of assets and industries, which may subject it to a risk of significant loss if there is poor performance by the funds in which is its invested or in the industries in which its investments are concentrated.

As of December 31, 2018, approximately 52.7% of Beneficient’s portfolio of alternative assets were represented by interests in three funds, one of which represented 32,7% of Beneficient’s portfolio. A majority of the funds in which Beneficient was invested as of December 31, 2018 were focused on venture capital investing. In turn, approximately 50.8% of the net assets of the funds in which Beneficient is invested are represented by five companies, the largest of which represents approximately 20.7% of Beneficient’s portfolio. Beneficient’s portfolio may continue to be concentrated in a limited number of funds and/or companies for some period of time. Poor investment performance by one or more these funds or companies could significantly impact the aggregate returns Beneficient realizes. Furthermore, venture capital may involve greater risk than other types of investing.

As of December 31, 2018, a majority of the portfolio companies in which Beneficient had an indirect interest through its ownership of interests in alternative assets were in the healthcare or pharmaceutical industries. The healthcare and pharmaceutical industries are subject to risks unique to those industries. If either or both of these industries suffers from adverse business or economic conditions, a material portion of Beneficient’s investments could be affected adversely, which, in turn, could adversely affect our financial position and results of operations.

Beneficient depends on the accuracy and completeness of information from and about customers and counterparties.

In deciding whether to enter into Liquidity Transactions with customers and counterparties, Beneficient may rely on information furnished to it by or on behalf of customers and counterparties, including financial statements and other financial information. Beneficient also may rely on representations of customers and counterparties as to the accuracy and completeness of that information and, with respect to financial statements, on reports of independent auditors. For example, under Beneficient’s liquidity product offerings, Beneficient may rely on information provided by a customer such as net asset value of an underlying alternative asset. Beneficient will also rely on customer representations and certifications, or other audit or accountants’ reports, with respect to the business and financial condition of the assets underlying the Liquidity Transaction. Reliance on customers and counterparties may not reveal or highlight all relevant facts (including bribery, fraud or other illegal activities) or risks that are necessary or helpful in evaluating such transaction opportunity. Instances of bribery, fraud, accounting irregularities and other improper, illegal or corrupt practices can be difficult to detect and may be more widespread in certain jurisdictions. Beneficient’s financial condition, results of operations, financial reporting and reputation could be negatively affected if Beneficient relies on materially misleading, false, inaccurate or fraudulent information.

Beneficient will be subject to comprehensive governmental regulation and supervision.

Beneficient and its subsidiaries will operate in a highly regulated environment and will be subject to supervision and regulation by several governmental agencies, including the Texas Department of Banking. Beneficient and its subsidiaries are expected to be subject to changes in federal and state laws, regulations, governmental policies, tax laws and accounting principles. As Beneficient’s business grows, Beneficient and its subsidiaries expect to become subject to additional regulatory agencies’ regulation. Changes in regulations or the regulatory environment could adversely affect Beneficient’s business.

Beneficient may incur fines, penalties and other negative consequences from regulatory violations.

Beneficient may fail to comply with applicable laws and regulations and be held accountable for such violations, even if such violations are inadvertent. Some legal/regulatory frameworks provide for the imposition of fines or penalties for noncompliance even though the noncompliance was inadvertent or unintentional and even though there were systems and procedures designed to ensure compliance in place at the time. For example, Beneficient is subject to regulations issued by the Office of Foreign Assets Control, or “OFAC,” that prohibit financial institutions from participating in the transfer of property belonging to the governments of certain foreign countries and designated nationals of those countries. OFAC may impose penalties for inadvertent or unintentional violations even if reasonable processes are in place to prevent the violations. There may be other negative consequences resulting from a finding of noncompliance, including restrictions on certain activities. Such a finding may also damage Beneficient’s reputation and could restrict the ability of institutional investment managers to invest in Beneficient’s securities.

Beneficient faces a risk of noncompliance with and enforcement actions under the Bank Secrecy Act and other anti-money laundering statutes and regulations.

The Bank Secrecy Act, the USA PATRIOT Act of 2001, and other laws and regulations require financial institutions, among other duties, to institute and maintain an effective anti-money laundering program and file suspicious activity and currency transaction reports as appropriate. The federal Financial Crimes Enforcement Network is authorized to impose significant civil money penalties for violations of those requirements and has recently engaged in coordinated enforcement efforts with the individual federal banking regulators, as well as the U.S. Department of Justice, Drug Enforcement Administration, and Internal Revenue Service (the “IRS”). Beneficient is also subject to increased scrutiny of compliance with the rules enforced by the OFAC and compliance with the Foreign Corrupt Practices Act. If Beneficient’s policies, procedures and systems are deemed deficient, Beneficient will be subject to liability, including fines and regulatory actions, which may include restrictions on Beneficient’s ability to make distributions to its unitholders and the necessity to obtain regulatory approvals to proceed with certain aspects of Beneficient’s business plan. Failure to maintain and implement adequate programs to combat money laundering and terrorist financing could also have serious reputational consequences for Beneficient. Any of these results could materially and adversely affect Beneficient’s business, financial condition and results of operations.

Difficult market conditions can cause investors to reduce or suspend their investments in alternative assets or their desire to liquidate alternative assets they hold, which could adversely affect Beneficient’s business.

During economic downturns, alternative asset owners may suffer from decreasing returns (including negative returns and loss of principal investment), liquidity pressure, increased volatility and difficulty maintaining targeted asset allocations, and investors may decrease or suspend making new fund investments during and after such periods. As the economy begins to recover from these periods, investors may elect to reduce their exposure to alternative investments, resulting in a smaller overall pool of potential clients in the industry and customers for Beneficient’s services and products in the future. In the event all or part of this analysis proves true, when trying to find new customers Beneficient will be competing for fewer available alternative assets to administer in an increasingly competitive environment, which could lead to terms less favorable to Beneficient as well as difficulty in reaching new customers. Such changes would adversely affect Beneficient’s revenues and profitability.

Beneficient is dependent on the continued success of the private equity industry and on the identification of suitable investment opportunities for Beneficient’s clients.

Beneficient’s success depends, in part, on the continued success of private equity firms and the private equity industry that has enjoyed a prolonged period of expansion and profitability. There is no assurance that such success and profitability will continue. Beyond business and financial success, the private equity industry may also become subject to greater governmental regulation and investigation which could have a negative effect on Beneficient.

Beneficient’s success depends, in part, on the identification and availability of suitable investment opportunities for its clients. The availability of investment opportunities is subject to market conditions and other factors outside of Beneficient’s control and the control of the private markets fund managers with which BEN invests. There is no assurance that the private markets funds Beneficient selects will be able to identify sufficient attractive investment opportunities to meet its investment objectives.

A failure of Beneficient to appropriately identify and address potential conflicts of interest could adversely affect Beneficient’s business.

Beneficient intends to develop robust procedures and controls designed to identify and address conflicts of interest. However, appropriately identifying and dealing with conflicts of interest is complex and difficult, and Beneficient’s reputation could be damaged, and the willingness of clients to enter into transactions with Beneficient may be affected, if Beneficient fails, or appears to fail, to identify, disclose and deal appropriately with conflicts of interest. In addition, potential or perceived conflicts could give rise to litigation or regulatory enforcement actions.

A failure in Beneficient’s operational systems as well as human error or malfeasance, could impair Beneficient’s liquidity, disrupt Beneficient’s business, result in the disclosure of confidential information, damage Beneficient’s reputation, and cause losses.

Beneficient faces a variety of risks that are substantial and inherent in its business, including market, liquidity, credit, operational, legal, regulatory and reputational risks. The following are some of the more important factors that could affect Beneficient’s business.

Beneficient’s financial, accounting, data processing or other operational systems and facilities may fail to operate properly or become disabled as a result of events that are wholly or partially beyond Beneficient’s control. Beneficient must continuously update systems to support its operations and growth and to respond to changes in regulations and markets, and invest heavily in systemic controls and training to ensure that such transactions do not violate applicable rules and regulations or, due to errors in processing such transactions, adversely affect markets, Beneficient’s clients or Beneficient. Enhancements and updates to systems, as well as the requisite training, including in connection with the integration of new businesses, entail significant costs and create risks associated with implementing new systems and integrating them with existing ones.

The use of computing devices and phones is critical to the work done by Beneficient’s employees and the operation of Beneficient’s systems and business and those of Beneficient’s clients and its third-party service providers and vendors. Additionally, computing devices may be vulnerable to cyber-attacks or have other inherent weaknesses.

Notwithstanding the proliferation of technology and technology-based risk and control systems, Beneficient’s business ultimately relies on people as its greatest resource, and, from time-to-time, they may make mistakes or engage in violations of applicable policies, laws, rules or procedures that are not always identified immediately by Beneficient’s technological processes or by Beneficient’s controls and other procedures, which are intended to prevent and detect such errors or violations. These errors or violations can include calculation errors, mistakes in addressing emails, errors in software or model development or implementation, or simple errors in judgment, as well as intentional efforts to ignore or circumvent applicable policies, laws, rules or procedures. Human errors and malfeasance, even if promptly discovered and remediated, can result in material losses and liabilities for Beneficient.

Any cybersecurity-attack or other security breach of Beneficient’s technology systems, or those of third-party vendors Beneficient relies on, could subject Beneficient to significant liability and harm Beneficient’s business operations and reputation.

Cybersecurity attacks and security breaches of Beneficient’s technology systems, including those of Beneficient’s clients and third-party vendors, may subject Beneficient to liability and harm Beneficient’s business operations and overall reputation. Beneficient’s operations rely on the secure processing, storage and transmission of confidential and other information in its computer systems and networks. Threats to information technology systems associated with cybersecurity risks and cyber incidents continue to grow, and there have been a number of highly publicized cases involving financial services companies, consumer-based companies and other organizations reporting the unauthorized disclosure of client, customer or other confidential information in recent years. Beneficient is regularly the target of attempted cyber-attacks. Cybersecurity risks could disrupt Beneficient’s operations, negatively impact Beneficient’s ability to compete and result in injury to Beneficient’s reputation, downtime, loss of revenue, and increased costs to prevent, respond to or mitigate cybersecurity events. Although Beneficient has developed, and continues to invest in, systems and processes that are designed to detect and prevent security breaches and cyber-attacks, and while Beneficient expects to periodically test this security, Beneficient’s security measures, information technology and infrastructure may be vulnerable to attacks by hackers or breached due to employee error, malfeasance or other disruptions that could result in unauthorized disclosure or loss of sensitive information; damage to Beneficient’s reputation; the incurrence of additional expenses; additional regulatory scrutiny or penalties; or Beneficient’s exposure to civil or criminal litigation and possible financial liability, any of which could have a material adverse effect on BEN’s business, financial condition and results of operations.

Third parties upon whom Beneficient relies face similar threats, which could directly or indirectly impact Beneficient’s business and operations. The occurrence of a cybersecurity-incident or attack on Beneficient’s third-party vendors could have a material adverse effect on Beneficient’s reputation and on Beneficient’s business, financial condition and results of operations.

Beneficient may not be able to attract a sufficient number of clients to achieve Beneficient’s business goals.

Many alternative assets contain stringent transfer restrictions imposed by the issuing entity, which may prevent Beneficient from providing trust administration and financing and liquidity with respect to such assets. Beneficient may not be able to attract a sufficient number of clients or alternative assets and, as a result, its revenues and profitability could be adversely affected.

Beneficient’s failure to correctly identify mergers, acquisitions, divestitures or other strategic transactions could have a material adverse effect on its business, financial condition and results of operations.

Mergers, acquisitions, and other strategic transactions involve inherent risks that could compromise the success of the combined business and dilute the holdings of Beneficient’s unitholders. If Beneficient is incorrect when assessing the value, strengths, weaknesses, liabilities and potential profitability of such transactions, or if Beneficient fails to adequately integrate the acquired businesses or individuals, the success of the combined business could be compromised. Business acquisitions are subject to the risks commonly associated with such transactions including, among others, potential exposure to unknown liabilities of acquired companies and to acquisition costs and expenses, the difficulty and expense of integrating the operations and personnel of the acquired companies, potential disruptions to the business of the combined company and potential diversion of management’s time and attention, the impairment of relationships with and the possible loss of key employees and clients as a result of changes in management, potential litigation or other legal risks, potential write-downs related to goodwill impairments in connection with acquisitions and dilution to the unitholders of the combined company if the acquisition is made for equity of the combined company. In addition, investment strategies, technologies or businesses of acquired companies may not be effectively assimilated into Beneficient’s business or may have a negative effect on the combined company’s revenues or earnings. The combined company may also incur significant expenses to complete acquisitions and support acquired investment strategies and businesses. Further, any such acquisitions may be funded with cash, debt or equity, which could dilute the holdings or limit the rights of Beneficient’s unitholders. Finally, Beneficient may not be successful in identifying attractive acquisition candidates or completing acquisitions on favorable terms.

Divestitures involve inherent risks that could compromise the success of Beneficient’s business. Risks related to divestitures can include difficulties in the separation of the divested business, loss of clients, retention or obligation to indemnify certain liabilities, the failure of counterparties to satisfy payment obligations, unfavorable market conditions that may impact any earnout or contingency payment due to Beneficient and unexpected difficulties in losing employees of the divested business.

There is no assurance that Beneficient will be successful in overcoming these or other risks encountered with mergers, acquisitions, divestitures and other strategic transactions. These risks may prevent Beneficient from realizing the expected benefits from mergers, acquisitions, divestitures and other strategic transactions and could result in the failure to realize the full economic value of a strategic transaction.

Beneficient faces risks associated with the ability of its information technology systems and its people and processes to support its operations and future growth effectively.

In order to serve Beneficient’s market effectively, Beneficient has developed, and is continually developing, a comprehensive array of products and services. In order to support these products and services and for Beneficient to operate effectively, Beneficient has developed, purchased and licensed information technology and other systems and processes. As Beneficient’s business grows, Beneficient expects to continue to invest in and enhance these systems, and its people and processes.

These investments and enhancements may affect Beneficient’s future profitability and overall effectiveness. From time to time, Beneficient may change, consolidate, replace, add or upgrade existing systems or processes, which if not implemented properly to allow for an effective transition, may have an adverse effect on Beneficient’s operations, including business interruptions which may result in inefficiencies, revenue losses, client losses, exposure to fraudulent activities, regulatory enforcement actions, or damage to Beneficient’s reputation. Beneficient also outsources certain operational and other functions to consultants or other third parties. If Beneficient does not implement its systems effectively or if its outsourcing business partners do not perform their functions properly, there could be an adverse effect on Beneficient. There can be no assurance that Beneficient will be able to effectively maintain or improve its systems and processes, or utilize outsourced talent, to meet its business needs efficiently. Any failure of such could adversely affect Beneficient’s operations, financial condition, results of operations, future growth and reputation.

Business disruptions and interruptions due to natural disasters and other external events beyond Beneficient’s control can adversely affect Beneficient’s business, financial condition and results of operations.

Beneficient’s operations can be subject to natural disasters and other external events beyond Beneficient’s control, such as earthquakes, fires, severe weather, public health issues, power failures, telecommunication loss, major accidents, terrorist attacks, acts of war, and other natural and man-made events. Such events, whether natural or attributable to human beings, could cause severe destruction, disruption or interruption to Beneficient’s operations or property. Financial institutions, such as Beneficient, generally must resume operations promptly following any interruption. If Beneficient were to suffer a disruption or interruption and was not able to resume normal operations within a period consistent with industry standards, Beneficient’s business could suffer serious harm. In addition, depending on the nature and duration of the disruption or interruption, BEN might be vulnerable to fraud, additional expense or other losses, or to a loss of business and/or clients. Beneficient expects to implement a business continuity plan and continue to enhance it on an ongoing basis. There is no assurance that Beneficient’s business continuity plan can adequately mitigate the risks of such business disruptions and interruptions.

If Beneficient fails to establish and maintain effective internal controls over financial reporting, Beneficient’s ability to accurately report its financial results could be adversely affected.

Beneficient has been and is a private company with limited accounting personnel to execute its accounting processes and other supervisory resources with which to address Beneficient’s internal controls over financial reporting. There is no certainty that Beneficient will be able to maintain effective internal controls over financial reporting.

Effective internal controls are necessary for Beneficient to provide reliable financial reports, prevent fraud and operate successfully. If Beneficient cannot provide reliable financial reports or prevent fraud, Beneficient’s ability to accurately report its financial results could be adversely affected and its reputation and operating results would be harmed. Beneficient cannot be certain that its efforts to develop and maintain its internal controls will be successful or that Beneficient will be able to maintain adequate controls over its financial processes and reporting in the future. Any failure to develop or maintain effective internal controls, or difficulties encountered in implementing or improving Beneficient’s internal controls, could harm Beneficient’s operating results or cause GWG to fail to meet its reporting obligations. See the risk factor above “An inability to obtain accurate and timely financial information from Beneficient may prevent us from complying with reporting obligations under federal securities law . . . .” Ineffective internal controls could also cause investors to lose confidence in Beneficient’s reported financial information.

Beneficient faces risks from regulatory investigations and proceedings and from private actions brought against it.

From time to time, Beneficient may be named as a defendant or otherwise become involved in various legal proceedings, including class actions and other litigation or disputes with third parties. Future actions against Beneficient may result in judgments, settlements, fines, penalties or other results adverse to Beneficient, which could materially adversely affect Beneficient’s business, financial condition or results of operations, or cause serious reputational harm to Beneficient.

Beneficient’s businesses and operations are also subject to increasing regulatory oversight and scrutiny, which may lead to additional regulatory investigations or enforcement actions. These and other initiatives from federal and state officials may subject Beneficient to judgments, settlements, fines or penalties, or cause Beneficient to be required to restructure its operations and activities, all of which could lead to reputational issues, or higher operational costs, thereby reducing Beneficient’s profitability.

While Beneficient seeks to insure against potential risks, Beneficient may not be able to obtain insurance to cover certain risks, or obtain coverage on favorable terms, and the insurance that Beneficient has may be inadequate to cover certain civil or criminal proceedings or regulatory investigations and associated costs.

Beneficient may be impacted adversely by claims or litigation, including claims or litigation relating to its fiduciary responsibilities.

Beneficient’s business involves the risk that clients or others may sue Beneficient, claiming that Beneficient has failed to perform under a contract or otherwise failed to carry out a duty perceived to be owed to them. This risk is heightened when Beneficient’s trust company subsidiaries begin serving as fiduciaries for their clients following the issuance of state trust company charters. Specifically, Beneficient’s trust company subsidiaries will be required to (i) adhere to the fiduciary standard of care required under the terms of the governing documents or applicable law and (ii) properly discharge their fiduciary duties. If Beneficient fails to comply with these fiduciary obligations, it could incur significant costs and possibly liability, which could materially and adversely affect Beneficient’s business, financial condition or results of operations. Liability for breach of fiduciary duty may be difficult to assess or quantify and its existence and magnitude may remain unknown for a substantial period of time. Additionally, an alleged breach of fiduciary duty, regardless of the merits of such alleged breach, could significantly damage Beneficient’s reputation and cause it to incur legal and other costs. Claims made or actions brought against Beneficient, whether founded or unfounded, may result in injunctions, settlements, damages, fines or penalties, which could have a material adverse effect on Beneficient’s financial condition and results of operations, could adversely affect Beneficient’s ability to raise additional funding or attract new clients, and could require changes to Beneficient’s business. Even if Beneficient defends itself successfully, the cost of litigation is often substantial, and public reports regarding claims made against Beneficient may cause damage to its reputation among existing and prospective clients or negatively impact the confidence of counterparties, rating agencies, and equityholders, consequently affecting Beneficient’s earnings negatively.

A change in Beneficient’s tax treatment could adversely affect Beneficient.

Beneficient is subject to a variety of tax laws and tax regulations by national, regional and local governments. Beneficient, and most of its subsidiaries, are pass through entities that are generally not subject to taxation. Rather, Beneficient passes on the distributive share of income to its investors who bear the burden of any tax liability that may be generated by such income. These tax laws and regulations (including the applicable tax rates), and their interpretation and application, may change from time to time and those changes could have a material adverse effect on the results of operations or Beneficient’s financial position.

In addition, without the consent of Beneficient’s unitholders, Beneficient’s general partner may elect to convert Beneficient into a corporation or be taxed as a corporation for U.S. federal income tax purposes if certain conditions have been met. Such a conversion could be a taxable event to Beneficient’s unitholders where gain or loss is recognized.

In addition, a conversion would subject all of Beneficient’s future net income to a level of corporate tax, which may reduce the amount of cash available for distribution or reinvestment.

Beneficient’s business, profitability and liquidity may be adversely affected by deterioration in the credit quality of, or defaults by, third parties who owe Beneficient money, securities or other assets or whose securities or obligations Beneficient holds.

Beneficient is exposed to the risk that third parties that owe Beneficient money, securities or other assets will not perform their obligations. These parties may default on their obligations to Beneficient due to bankruptcy, lack of liquidity, operational failure or other reasons. A failure of a significant market participant, or even concerns about a default by such an institution, could lead to significant liquidity problems, losses or defaults by other institutions, which in turn could adversely affect Beneficient.

In the event Beneficient uses hedging transactions to manage certain market risks, Beneficient’s business, profitability and liquidity may be adversely affected by unanticipated market conditions including interest rates, currency exchange rates, equity market behavior, and other relevant asset classes.

When managing its exposure to market risks, Beneficient may make use of forward contracts, options, swaps, caps, collars and floors or pursue other strategies or use other forms of derivative instruments to limit its exposure to changes in the relative values of investments that may result from market developments, including changes in prevailing interest rates and currency exchange rates.

The use of hedging transactions and other derivative instruments to reduce the effects of changes in the value of a position does not eliminate the possibility of fluctuations in the value of the position or prevent losses if the value of the position declines. However, such activities can establish other positions designed to gain from those same developments, thereby offsetting the decline in the value of the position. Such transactions may also limit the opportunity for gain if the value of a position increases. Moreover, it may not be possible to limit the exposure to a market development that is so generally anticipated that a hedging or other derivative transaction cannot be entered into at an acceptable price. Although Beneficient may enter into hedging transactions in order to reduce its exposure to market risks, unanticipated market changes may result in poorer overall investment performance than if the transaction had not been executed. In addition, the degree of correlation between price movements of the instruments used in connection with hedging activities and price movements in a position being hedged may vary. Moreover, for a variety of reasons, Beneficient may not be successful in establishing a sufficient correlation or a sufficient matching of cash flows between the instruments used in a hedging or other derivative transaction and the position being hedged. An insufficient correlation could prevent Beneficient from achieving the intended result and create new risks of loss. In addition, Beneficient will not be able to fully limit exposure against all changes in the values of the alternative assets underlying its Liquidity Transactions, because the values of such assets are likely to fluctuate as a result of a number of factors, some of which will be beyond Beneficient’s control, and it may not be able to respond to such fluctuations in a timely manner or at all.

Beneficient’s fair value estimates of illiquid assets may not accurately estimate prices obtained at the time of sale and Beneficient cannot provide assurance that the values of the alternative assets underlying the Liquidity Transactions that it reports from time to time will be realized.

Asset valuations for which there is no readily available market, such as the illiquid assets comprising the BEN Collateral, require estimates and assumptions about matters that are inherently uncertain. Given this uncertainty, the fair values of such assets as reflected in estimated net asset value may not reflect the prices that would actually be obtained if and when such assets are sold.

Under Beneficient’s valuation policy, Beneficient bases its estimates of the fair value of its private equity fund investments on the fund reported net asset value reported to it by the underlying fund managers. Because private equity funds generally hold a high proportion of their investments in assets for which market prices are not readily available, fund reported net asset value will necessarily incorporate estimates of fair value made by the fund managers. As there is no single method for determining fair value, there may be significant variations in the valuation policies used by different fund managers in Beneficient’s portfolio.

In addition, due to time lags in receiving valuation information from fund managers, Beneficient typically will not have up-to-date information from all underlying funds at the time it calculates the fair value of the alternative assets underlying the Liquidity Transactions. BEN typically will not be aware of all material developments at a fund or its underlying portfolio companies that could adversely affect the value of the funds in Beneficient’s portfolio.

Even if market quotations are available for the alternative assets underlying the Liquidity Transactions, such quotations may not reflect the value that could actually be realized because of various factors, including the possible illiquidity associated with a large ownership position, subsequent illiquidity in the market for a company’s securities, future market price volatility or the potential for a future loss in market value. Realizations at values significantly lower than the fair values recorded in Beneficient’s financial statements could have a material adverse effect on the net asset value of the alternative asset, and therefore the value of the beneficial interests and the corresponding Liquidity Transactions.

Furthermore, a substantial majority of the net assets of Beneficient are currently represented by intangible assets and goodwill. Beneficient’s management performs goodwill and intangible asset impairment testing annually, during the fourth quarter, or when events occur, or circumstances change that would more likely than not indicate impairment has occurred. Goodwill impairment exists when the carrying value of goodwill exceeds its implied fair value. If Beneficient’s management concludes that a portion of its goodwill is impaired, and writes down the value of such goodwill, the value of our investment in Beneficient may also have to be written down.

The due diligence process that Beneficient undertakes in connection with Liquidity Transactions may or may not reveal all facts that may be relevant in connection with such Liquidity Transaction, and even if Beneficient receives complete and accurate information it may not translate to identifying the appropriate underwriting criteria.

Before offering liquidity solutions to clients, Beneficient conducts due diligence that it deems reasonable and appropriate based on the facts and circumstances applicable to each transaction. When conducting due diligence, Beneficient may be required to evaluate important and complex business, financial, tax, accounting, technological, environmental, social, governance and legal and regulatory issues. In addition to Beneficient’s own employees, outside consultants, legal advisors and accountants may be involved in the due diligence process in varying degrees depending on the type of investment and the parties involved. Nevertheless, when conducting due diligence and making an assessment regarding the alternative assets behind a potential Liquidity Transaction, Beneficient relies on the resources available to it, including information provided by the potential client of the Liquidity Transaction, the general partners and managers of the alternative assets the client holds, and, in some circumstances, third-party investigations, and such an investigation will not necessarily result in the investment ultimately being successful. Moreover, even in the event that Beneficient receives complete and accurate information in the due diligence process, it may not translate to identifying the appropriate underwriting criteria, which could result in negative reputational effects, and/or otherwise materially and adversely affect Beneficient’s business, financial condition and results of operations.

Restrictions on Beneficient’s ability to collect and analyze data regarding its clients’ alternative assets investments could adversely affect its business.

The BEN Collateral includes interests in alternative assets. Beneficient depends on the continuation of its relationships with the general partners and sponsors of the underlying funds and investments in order to maintain current data on these alternative asset investments. The termination of such relationships or the imposition of restrictions on its ability to use the data it obtains for its reporting and monitoring services could adversely affect its business, financial condition and results of operations. Beneficient’s monitoring is also dependent on the statements and conduct of personnel at investment managers of the general partners of these alternative asset firms. To the extent that the beliefs and expectations of these managers turn out to be inaccurate, Beneficient’s expectations as part of its monitoring process may be materially impacted.

Risks Related to the Offering and the L Bonds

There is no established trading market for the L Bonds. If an actual trading market does not develop for the L Bonds, you may not be able to resell them quickly, for the price that you paid or at all.

There is currently no existing market for the L Bonds and the L Bonds will not be listed for trading on any exchange. We cannot assure you as to the liquidity of any market that may develop for the L Bonds, the ability of holders of the L Bonds to sell them or the price at which the holders of the L Bonds may be able to sell them. The liquidity of any market for the L Bonds will depend on numerous factors , including prevailing interest rates, the market for similar securities and other factors, including general economic conditions and our own financial condition, performance and prospects. Historically, the market for debt securities, such as the L Bonds, has been subject to disruptions that have caused substantial price volatility. We cannot assure you that if a market for the L Bonds were to develop, such a market would not be subject to similar disruptions.

We also cannot assure you that you will be able to sell your L Bonds at a particular time or at all, or that the prices that you receive when you sell them will be favorable. If no active trading market develops, you may not be able to resell your L Bonds at their fair market value, or at all.